Exhibit 10.1

CREDIT AGREEMENT

among

QC HOLDINGS, INC.

and

THE BANKS THAT ARE PARTIES HERETO

and

U.S. BANK NATIONAL ASSOCIATION, as Agent and Arranger

January 19, 2006

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6.03	Binding Effect	31
6.04	Subsidiaries	31
6.05	Litigation	31
6.06	Financial Condition	31
6.07	Use of Loans	31
6.08	Consents, Etc	31
6.09	Taxes	32
6.10	Title to Properties	32
6.11	Compliance with Governmental Regulations	32
6.12	ERISA	32
6.13	Environmental Matters	32
6.14	Investment Company Act; Public Utility Holding Company Act	33
6.15	Solvency	33
6.16	Disclosure	33
6.17	Intellectual Properties; Licenses	33

ARTICLE VII. COVENANTS		34

7.01	Affirmative Covenants	34
7.02	Negative Covenants	38

ARTICLE VIII. DEFAULT		41

8.01	Events of Default	41
8.02	Remedies.	43

ARTICLE IX. AGENCY PROVISIONS		44

9.01	Appointment of Agent	44
9.02	Powers	44
9.03	General Immunity of Agent	44
9.04	No Responsibility for Loans, Recitals, etc	45
9.05	Actions on Instructions of Required Banks	45
9.06	Employment of Agents and Counsel	45
9.07	Reliance on Documents; Counsel	45
9.08	Agent’s Reimbursement and Indemnification Rights	45
9.09	Rights as a Bank	45
9.10	Independent Credit Decisions	46
9.11	Successor Agents	46
9.12	Notification of Banks	46
9.13	No Knowledge of Default	46
9.14	Agent May File Proofs of Claim	47
9.15	Collateral Matters.	47

ARTICLE X. PAYMENT CONVENTIONS		49

10.01	Pro Rata Payments	49
10.02	Intraday Funding	49
10.03	Deficiency Advances; Failure to Purchase Participations	49

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ARTICLE XI. MISCELLANEOUS		50

11.01	Amendments and Waivers	50
11.02	Notices.	51
11.03	No Waiver By Conduct; Remedies Cumulative	51
11.04	Reliance on and Survival of Various Provisions	51
11.05	Expenses; Indemnification	51
11.06	Successors and Assigns	52
11.07	Assignments and Participations.	52
11.08	Disclosure of Information	54
11.09	Counterparts; Facsimile Signatures	55
11.10	Governing Law.	55
11.11	Table of Contents and Headings	55
11.12	Construction of Certain Provisions	55
11.13	Integration and Severability	55
11.14	Independence of Covenants	56
11.15	Interest Rate Limitation	56
11.16	Limitation of Liability	56
11.17	Electronic Communication	57
11.18	USA Patriot Act Notice	57
11.19	WAIVER OF JURY TRIAL	57
11.20	NO ORAL AGREEMENTS	57

SCHEDULES

Schedule 2.01	Application Commitment Percentages; Commitments
Schedule 4.03	Collateral Information
Schedule 6.04	Subsidiaries
Schedule 6.05	Litigation
Schedule 6.06	Financial Condition
Schedule 6.13	Environmental Matters
Schedule 7.02(e)	Existing Liens
Schedule 7.02(l)	Indebtedness

EXHIBITS

A	Form of Note
B	Form of Subsidiary Guaranty
C	Form of Subsidiary Security Agreement
D	Form of Notice of Borrowing
E	Form of Assignment and Acceptance
F	Form of Compliance Certificate
G	Form of Borrowing Base Certificate

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THIS CREDIT AGREEMENT (this “Agreement”), dated as of January 19, 2006, is by and among QC HOLDINGS, INC., a Kansas corporation (the “Borrower”), the Banks that are parties hereto (being hereinafter referred to individually as a “Bank” or collectively as the “Banks”), and U.S. BANK NATIONAL ASSOCIATION, in its capacity as Agent (the “Agent”).

INTRODUCTION

The Borrower desires to obtain a revolving credit facility (which includes provisions permitting the issuance of letters of credit) in the aggregate principal amount of up to $50,000,000, and the Banks are willing to establish such credit facility and provide such letters of credit upon the application of the Borrower on the terms and conditions herein set forth.

Now, therefore, the parties agree as follows:

ARTICLE I. DEFINITIONS

1.01 Certain Definitions. In addition to the terms defined elsewhere in this Agreement, when used in this Agreement, the following capitalized terms shall have the following meanings:

“Acquisition” means the acquisition of (i) a controlling equity interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (ii) assets of another Person which constitute a material part of the assets of such Person or of a line or lines of business conducted by such Person.

“Adjusted LIBOR Rate” means, for any Loan Period and the applicable LIBOR Rate Loan, the per annum rate of interest equal to the sum of (a) the Applicable Margin plus (b) the LIBOR Rate for such Loan Period.

“Adjusted Net Income” means the Consolidated Net Income of the Borrower and its Subsidiaries adjusted to (i) eliminate the impact of changes required pursuant to GAAP which reduce Net Income but do not affect cash flow, and (ii) eliminate non-cash extraordinary expenses or non-recurring expenses approved by Agent as non-recurring expenses for the purpose of this Agreement.

“Affiliate” means, when used with respect to any Person, any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this Agreement, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means U.S. Bank in its capacity as Agent hereunder and any successor thereto appointed pursuant to Section 9.11.

“Agent Fee Letter” means the letter agreement by and between Borrower and Agent referenced as “Fee Letter” dated October 11, 2005.

“Agreement” means this Credit Agreement, as amended, supplemented or restated from time to time.

“Applicable Commitment Percentage” means, for each Bank, the percentage from time to time specified for that Bank in Schedule 2.01 attached hereto, as amended from time to time.

“Applicable Margin” means that percent per annum set forth below, which shall be based upon the consolidated Leverage Ratio of the Borrower for the four (4) full consecutive fiscal quarters of Borrower and its Subsidiaries, taken together as one accounting period, immediately preceding a Determination Date (as defined below) as specified below:

Leverage Ratio	Applicable Margin
	Base Rate Loans	LIBOR Rate Loans
Less than 1.00 to 1	0.00%	1.50%
Greater than or equal to 1.00 to 1 but less than 1.50 to 1	0.25%	2.00%
Greater than or equal to 1.50 to 1	0.75%	2.50%

The Applicable Margin shall be determined as of the last day of each fiscal quarter of the Borrower (each, a “Determination Date”). Any change in the Applicable Margin following each Determination Date shall be determined based on the computations set forth in the certificate furnished to Agent pursuant to Section 7.01(d)(ii) and (iii) of this Agreement, subject to review and approval of such computations by the Agent, and shall be effective commencing on the fifth (5th) Business Day following the date such certificate is received until the fifth (5th) Business Day following the date on which a new certificate is delivered or is required to be delivered, whichever shall first occur; provided, however, that if Borrower shall fail to deliver any such certificate within the time period required by Section 7.01(d)(ii) or (iii) then the Applicable Margin shall be at the highest rates specified in the foregoing grid from the date such certificate was due until the appropriate certificate is so delivered.

“Applicable Non-Use Fee Percentage” means one-quarter of one percent (0.25%).

“Applicable Rate” means, with respect to any Loans, the Base Rate or the Adjusted LIBOR Rate, as applicable, as in effect from time to time.

“Applications and Agreements for Letters of Credit” means, collectively, the Applications and Agreements for Letters of Credit, or similar documentation, executed by Borrower from time to time and delivered to the Issuing Bank to support the issuance of Letters of Credit.

“Arranger” means U.S. Bank.

“Bank” means, any bank which is a signatory hereto, any bank which becomes a party to this Agreement after the Closing Date in accordance with the provisions of Section 11.07, and their respective successors and permitted transferees and assigns.

“Base Rate” means the per annum rate of interest equal to the Floating Index from time to time plus the Applicable Margin, which Base Rate shall change simultaneously with any change in the Floating Index.

“Base Rate Loan” means any Loan which bears interest at or by reference to the Base Rate.

“Borrowing Base” means the sum of (i) 100% of Cash Holdings less Payables to Others and (ii) 60% of Eligible Loan Receivables; provided, however, the amount attributable to Eligible Loan Receivables shall not exceed two times Cash Holdings less Payables to Others.

“Borrowing Base Certificate” means a Borrowing Base Certificate substantially in the form of Exhibit G hereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which the applicable Bank is not open to the public for carrying on substantially all of its banking functions; provided, however, that, for purposes of determining the LIBOR Rate or an applicable Loan Period for a LIBOR Rate Loan, references to Business Day shall include only those days on which dealings in Dollar deposits are carried out by U.S. financial institutions in the London, England interbank market.

“Capital Expenditures” means any expenditure to acquire or improve capital assets that is required to be capitalized pursuant to GAAP, including, without limitation, Capital Leases, but excluding capital expenditures associated with Acquisitions.

“Capital Lease” of any Person means any lease of property which, in accordance with GAAP, is required to be capitalized on the books of such Person.

“Cash Equivalents” means, as to any Person:

(a) Obligations issued, sponsored, or guaranteed by the U.S. Government or any of its agencies, including, but not limited to, bills, notes, bonds, and debentures;

(b) Fixed, floating or variable rate obligations of domestic or foreign banks their branches, and bank holding companies including, but not limited to, commercial paper, certificates of deposit, time deposits, notes and bonds;

(c) Fixed, floating or variable rate obligations of domestic or foreign companies and their subsidiaries, including, but not limited to commercial paper, notes, bonds, and debentures;

(d) Investment of money in an investment company organized under the Investment Company Act of 1940, as amended, or in pooled accounts or funds offered through mutual funds, investment advisors, banks and brokerage house which invests its assets in obligations of the type described in (a) through (c) above including, but not be limited to, money market funds or short-term and intermediate term bond funds.

Notwithstanding the forgoing, Cash Equivalents shall be subject to the following limitations: (i) all securities constituting Cash Equivalents shall have short term ratings of at least A2/P2 and/or long term ratings at least equivalent to investment grade (BBB/Baa), (ii) except for obligations issued by the U.S. Government or its agencies and investments that can be liquidated within five Business Days, no single security or group of securities from the same issuer shall exceed $10,000,000 or 25% of all Cash Equivalents, (iii) a maximum of 50% of Cash Equivalents may be invested in short term obligations rated A2/P2 at the time of purchase with a maturity of 60 days or less, (iv) no security shall have a maturity greater than one year and (v) all securities constituting Cash Equivalents shall be denominated in the currency of the United States of America.

“Cash Holdings” means the sum of (i) cash held in stores, (ii) cash in depository accounts maintained with the Agent, (iii) cash in depository accounts with financial institutions that have executed and delivered a Deposit Account Control Agreement for the benefit of the Agent, (iv) the amount of items in clearing with the Agent, and (v) Cash Equivalents held with securities intermediaries that have executed and delivered a Securities Account Control Agreement for the benefit of the Agent, and (iv) cash in transit with armored carriers.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted based (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors) or

(c) any individual(s) or entity(s) acting in concert (but excluding any individuals or entities acting in concert with Don Early) shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of such Person, or control over the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such individual(s) or entity(s) or group has the right to acquire pursuant to any option right) representing 25% or more of the combined voting power of such securities;

provided, however, a Change of Control shall not be deemed to have occurred as a result of any of the foregoing which arose solely as a result of the death of Don Early and the subsequent disposition of equity securities owned by Don Early at his death by any trust under which Don Early was the Grantor as long as the purchaser of such equity securities shall not, after such purchase, own 50% or more of the voting equity securities of such Person.

“Closing Date” means the date on which this Agreement has been executed by the Borrower, the Banks and the Agent and on which all conditions precedent to the making of the initial extensions of credit hereunder have been satisfied.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

“Collateral” means all assets of the Borrower and its Subsidiaries identified in the Security Agreement, the Pledge Agreement, the Trademark Security Agreement, the Subsidiary Security Agreement(s), the Subsidiary Trademark Security Agreement(s) and any other security document delivered pursuant to this Agreement.

“Commitment” means, with respect to each Bank: (i) the obligation of such Bank to make Loans to the Borrower under this Agreement in an aggregate principal amount at any one time outstanding not to exceed the amounts set forth for that Bank on Schedule 2.01 attached hereto, and (ii) the obligation of such Bank to purchase Participations in Letter of Credit and Reimbursement Obligations in an aggregate amount at any one time outstanding not to exceed the amount set fourth for that Bank on Schedule 2.01 attached hereto.

“Consolidated” or “consolidated” means, when used with reference to any financial term in this Agreement, the aggregate for the Borrower and its Subsidiaries of the amounts signified by such term for all such Persons determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” of the Borrower means, for any period, the consolidated net income of the Borrower and its Subsidiaries determined in accordance with GAAP, but not including in the computation thereof the amounts (including related expenses and any tax effect related thereto) resulting from: (a) any gains resulting from the revaluation of assets, (b) any gains resulting from an acquisition by the Borrower or any of its Subsidiaries at a discount of any debt of any Borrower or any of its Subsidiaries, (c) any earnings of any Person acquired by the Borrower or any of its Subsidiaries through purchase, merger or consolidation or otherwise for any time prior to the date of acquisition, (d) any deferred credit representing the excess of equity in any Subsidiary of the Borrower at the date of acquisition over the cost of the investment in such Subsidiary, or (e) any net gain from the collection of life insurance policies.

“Consolidated Net Worth” of the Borrower means, as of the date of determination, consolidated shareholder’s equity, as determined in accordance with GAAP.

“Contingent Liabilities” of any Person means, as of any date, all obligations of such Person or of others for which such Person is contingently liable, as obligor, guarantor, surety or in any other capacity, or in respect of which obligations such Person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including all reimbursement obligations of such Person in respect of any letters of credit, surety bonds or similar obligations and all obligations of such Person to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such other Person; provided, Contingent Liabilities shall not include Third Party Guarantees.

“Current Maturities of Long-Term Debt” means, as of any determination date, the aggregate amount of scheduled principal payments that are due and payable within twelve (12) months after the determination date on indebtedness in which the final maturity thereof is in excess of twelve (12) months after the determination date.

“Default” means any of the events or conditions described in Section 8.01, the occurrence of which might become an Event of Default with notice or lapse of time or both.

“Defaulting Bank” means any Bank that (i) has failed to fund any portion of the Loans or Participations in the Letters of Credit required to be funded by it hereunder within one Business Day of the date required by it hereunder, (ii) has otherwise failed to pay over to the Agent or any other Bank any other amount required to be funded by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Default Rate” means the rate per annum which is two percent (2%) per annum in excess of the Base Rate, as adjusted from time to time.

“Deposit Account Control Agreement” means any Deposit Account Control Agreement required by Agent to perfect its security interest in cash deposits of the Borrower or a Guarantor which are held in a financial institution other than U.S. Bank.

“Distributions” means the value or amount of Restricted Payments.

“Dollars” and “$” means, the lawful money of the United States of America.

“EBITDA” means, for any period, the Borrower’s Consolidated Net Income plus the sum of all amounts recorded and deducted in computing the Borrower’s Consolidated Net Income for such period in respect of (i) Interest Expense, (ii) federal, state and local income tax expenses (whether paid or accrued, or a cash or non-cash expense), (iii) depreciation and amortization expense, and (iv) non-cash expenses or charges related to equity-based compensation of employees or directors, plus/minus (v) gains and losses on the sale of assets, plus/minus (vi) extraordinary gains and losses or non-recurring gains and losses approved by Agent as non-recurring gains or losses for the purpose of this Agreement, all as determined in accordance with GAAP and applicable Securities and Exchange Commission rules.

“Eligible Loan Receivable” means a loan which (i) arose in the ordinary course of the payday lending and title loan business; (ii) is not more than ten (10) days past due; (iii) is not subject to a claim or threat of a defense or set-off; (iv) is not due from a debtor that is deceased or dissolved or which is subject to a bankruptcy, insolvency, receivership or similar proceeding; (v) is not owed by an Affiliate; (vi) is not unacceptable to the Agent in the exercise of its reasonable credit judgment; and (vii) is subject to a first-perfected security interest held by the Agent for the benefit of the Banks; provided, however, any loan, or portion of a loan, which is (x) a title loan that results in the total amount of title loans exceeding ten percent (10%) of total loans, or (y) the rollover of a previous loan and results in the total amount of rollover loans exceeding thirty percent (30%) of total loans, shall not constitute Eligible Loan Receivable.

“Environmental Laws” means any and all Governmental Regulations concerning the protection of, or regulating the discharge of substances into, the environment, including the Governmental Regulations specified in the definition of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which, together with such Person or any Subsidiary of such Person, would be treated as a single employer under Section 414 of the Code.

“Event of Default” means any of the events or conditions described in Section 8.01.

“Federal Funds Rate” for any day means the per annum rate (rounded upwards, if necessary, to the nearest one-hundredth of one percent (1/100%)) that is equal to the average of the rates on reserves traded for overnight use among members of the Federal Reserve System arranged by federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not published for any day, the average of the quotations for such rates received by the Agent from three federal funds brokers of recognized standing selected by the Agent in its discretion.

“Fiscal Year” means the twelve (12) month fiscal period of Borrower and its Subsidiaries which begins on January 1 of each calendar year and ends on December 31 of the same calendar year.

“Fixed Charge Coverage Ratio” means, as of the date of determination, the ratio of Operating Cash Flow to Fixed Charges, all such items being calculated for the four (4) consecutive fiscal quarters of the Borrower ending on or immediately prior to such date of determination.

“Fixed Charges” means, for the determination period, the sum of (i) Interest Expense, (ii) Current Maturities of Long-Term Debt, and (iii) Operating Lease Expense, all as determined in accordance with GAAP.

“Floating Index” means, at any time, the higher of (i) the Prime Rate or (ii) the Federal Funds Rate plus one-half of one percent (0.50%).

“Funded Debt” means all Indebtedness for borrowed money (including obligations under this Agreement and the principal component of Capital Leases), except: (i) loans between Borrower and its Subsidiaries which are Guarantors hereunder, and (ii) Third-Party Guarantees issued by QC Financial Services of Texas, Inc. as a credit service organization.

“Funding Date” means any Business Day designated by the Borrower as a day on which (a) a Loan is to be made, (b) a Base Rate Loan is to be converted to a Fixed Rate Loan, or (c) a Loan Period is to be renewed or extended, each in accordance with the terms and conditions of this Agreement.

“GAAP” means generally accepted accounting principles as set forth by governing accounting authorities in the United States of America, such as the Financial Accounting Standards Board and the Securities and Exchange Commission, as such principles may change from time to time.

“Governmental Regulations” means any and all laws, statutes, ordinances, rules, regulations, judgments, writs, injunctions, decrees, orders, awards and standards, or any similar requirement, of the government of the United States or any foreign government or any state, province, municipality or other political subdivision thereof or therein or any court, agency, instrumentality, regulatory authority or commission of any of the foregoing.

“Guarantor” means QC Financial Services, Inc., a Missouri corporation, QC Properties, LLC, a Kansas limited liability company, QC Financial Services of California, Inc., a California corporation, QC Advance, Inc., a Missouri corporation, Cash Title Loans, Inc., a Missouri corporation and QC Financial Services of Texas, Inc., a Kansas corporation and any other Person that is now or hereafter becomes a guarantor of some or all of the Borrower’s Obligations to Agent and the Banks.

“Guaranty” means (i) the Subsidiary Guaranty delivered by QC Financial Services, Inc., a Missouri corporation, QC Properties, LLC, a Kansas limited liability company, QC Financial Services of California, Inc., a California corporation, QC Advance, Inc., a Missouri corporation, Cash Title Loans, Inc., a Missouri corporation and QC Financial Services of Texas, Inc., a Kansas corporation to Agent for the benefit of the Banks on the Closing Date, and (ii) any other guaranty agreement delivered by a Person after the Closing Date, pursuant to which such Guarantors guarantee payment and performance of the Obligations, as amended, supplemented or restated from time to time.

“Hazardous Materials” means asbestos-containing materials, polychlorinated biphenyls, urea formaldehyde products, radon, radioactive materials and any “hazardous substance”, “hazardous waste”, “pollutant”, “toxic pollutant”, “oil” or “contaminant” as used in, or defined pursuant to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 USC § 9601 et seq., and 40 CFR 302.1 et seq.; the Federal Clean Air Act, as amended, 42 USC § 7401 et seq., and regulations thereunder; the Resource Conservation and Recovery Act, 42 USC § 6901 et seq., as amended, and regulations thereunder; the Federal Water Pollution Control Act, 33 USC § 1251 et seq., as amended, and regulations thereunder; 40 CFR § 116.1 et seq. and § 129.1 et seq.; and any other substance, waste, pollutant, contaminant or material, including petroleum products and derivatives, the use, transport, disposal, storage, treatment, recycling, handling, release, threatened release, or emission of which is regulated or governed by any Environmental Laws.

“Hedge Agreement” means any agreement between Borrower and a Bank or any affiliate of a Bank now existing or hereafter entered into, which provides for an interest rate or commodity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross-currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower’s exposure to fluctuations in interest rates, currency valuations or commodity prices.

“Indebtedness” of any Person means, (a) all obligations of such Person for borrowed money, (b) the principal components of all obligations of such Person as lessee under any Capital Lease, (c) all obligations which are secured by any Lien existing on any asset or property of such Person whether or not the obligation secured thereby shall have been assumed by such Person, (d) the unpaid purchase price for goods, property or services acquired by such Person, except for trade accounts payable arising in the ordinary course of business, (e) all obligations of such Person to purchase goods, property or services where payment therefor is required regardless of whether delivery of such goods or property or the performance of such services is ever made or tendered (generally referred to as “take or pay contracts”), (f) all liabilities of such Person in respect of unfunded benefit liabilities (determined in accordance with Section 4001(a)(18) of ERISA) under any Plan of such Person or of any ERISA Affiliate, (g) all obligations of such Person under any Hedge Agreement (valued in an amount equal to the highest termination payment, if any, that would be payable by such Person upon termination for any reason on the date of determination), and (h) all Third-Party Guarantees of such Person.

“Interest Expense” means, for any period, all amounts recorded and deducted in computing the Borrower’s Consolidated Net Income for such period in respect of interest charges and expense (whether paid or accrued, or a cash or non-cash expense), including the interest component payable with respect to any Capital Lease.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, Borrower’s or a Guarantor’s internal controls over financial reporting, in each case as described in the Securities Laws.

“Investment” means any advance, loan, extension of credit or capital contribution to, or any investment in the capital stock or other equity interests, or debt securities or other obligations of, another Person.

“Issuing Bank” means U.S. Bank, as issuer of Letters of Credit issued under Section 2.12.

“Letter of Credit” means a standby or commercial letter of credit issued by the Issuing Bank pursuant to Section 2.12 for the account of the Borrower which supports a financial undertaking of the Borrower or a Subsidiary in favor of a Person advancing credit or securing an obligation on behalf of the Borrower.

“Letter of Credit Commitment” means, with respect to each Bank, the obligation of such Bank to acquire Participations in respect of Letters of Credit and Reimbursement Obligations up to an aggregate amount at any one time outstanding not to exceed the amount for such Bank set forth on Schedule 2.01 attached hereto.

“Letter of Credit Outstandings” means, as of any date of determination, the aggregate amount available to be drawn under all Letters of Credit plus Reimbursement Obligations then outstanding.

“Leverage Ratio” means the ratio of Funded Debt to EBITDA as determined on a particular determination date.

“LIBOR Rate” means for any LIBOR Rate Loan and each Loan Period, the LIBOR Rate for the applicable Loan Period quoted by the Agent from Telerate Screen page 3750, or any successor thereto (which shall be the LIBOR Rate in effect two (2) Business Days prior to commencement of the advance), adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation.

“LIBOR Rate Loan” means any Loan which bears interest at or by reference to the Adjusted LIBOR Rate.

“Lien” means any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, conditional sale or title retention contract, sale and leaseback transaction, financing statement filing, lease for security purposes, subordination of any claim or right, or any other type of lien, charge, encumbrance, preferential arrangement or other claim or right.

“Loan Documents” means this Agreement, the Revolving Notes, the Security Agreement, any Guaranty, the Pledge Agreement, any Hedge Agreement, any Subsidiary Security Agreement (as described in Section 7.01(g)), any Deposit Account Control Agreement or Securities Account Control Agreement and all other agreements, documents or instruments executed contemporaneously with the execution of this Agreement or hereafter executed by or on behalf of the Borrower or the Subsidiaries and delivered to the Agent or the Banks in connection with this Agreement.

“Loan Period” means, with respect to each LIBOR Rate Loan, the period commencing on the Funding Date for such LIBOR Rate Loan and ending on the numerically corresponding day one (1) month, two (2) months, three (3) months or six (6) months thereafter, as specified by the Borrower in the Notice of Borrowing submitted under Section 2.02; provided, however, that:

(a) if any Loan Period which would otherwise end on a day which is not a Business Day, then the Loan Period shall end on the next succeeding Business Day unless the next succeeding Business Day falls in another calendar month, in which case such Loan Period shall end on the immediately preceding Business Day;

(b) if any Loan Period begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Loan Period), then the Loan Period shall end, subject to clause (c) below, on the last Business Day of the calendar month at the end of such Loan Period;

(c) any Loan Period which would otherwise end after the Termination Date shall end on the Termination Date; and

(d) the interest rate applicable to any Loan Period shall apply from and include the first day of such Loan Period to, but excluding, the last day of such Loan Period.

“Loan” means a Base Rate Loan or a LIBOR Rate Loan made by a Bank pursuant to this Agreement and evidenced by a Note.

“Maintenance Capital Expenditures” means, as of each determination date, the sum determined by multiplying the number of stores on the determination date by $2,000.00.

“Mandatory Prepayment” means the obligation of the Borrower to apply Net Proceeds to the reduction of the outstanding principal amount of the Loans. Mandatory Prepayments shall not result in a termination or reduction of the Commitments.

“Material Adverse Event” means any event, occurrence or state of facts which has or could have a material adverse effect on the business, properties, assets, operations, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries on a consolidated basis.

“Multi-Employer Plan” means any “multi-employer plan” as defined in Section 4001(a)(3) of ERISA or Section 414(f) of the Code.

“Net Proceeds” means cash payments received by Borrower or any Subsidiary from (i) any public or private offering of any security (other than stock options granted to employees, officers, directors or other parties pursuant to a stock option plan or agreement), net of all customary legal, accounting, banking and underwriting fees and expenses, commissions or discounts and other issuance expenses incurred in connection therewith and all taxes required to be paid as a result of such issuance or (ii) the bulk sale of assets (including the sale of stock or membership interest of any Subsidiary) less expenses of the sale and taxes actually paid due to such sale.

“Net Worth” of any Person means, as of the date of determination, the amount of any capital stock, paid in capital and similar equity accounts plus (or minus in the case of a deficit) the capital surplus and retained earnings of such Person, determined in accordance with GAAP.

“Notes” means the Notes of the Borrower evidencing the Loans made by each Bank, in the form of Exhibit A, together with any amendment, restatement, replacement or renewal thereof.

“Notice of Borrowing” has the meaning given such term in Section 2.02.

“Obligations” means the principal of and interest on the Loans, Borrower’s reimbursement obligations and amounts available to be drawn by Borrower with respect to the Letters of Credit, and all other indebtedness, obligations and liabilities of the Borrower to the Agent or the Banks under, arising out of or in connection with this Agreement or any other Loan Document (including indemnities, fees and expenses), whether now existing or hereafter incurred, direct or indirect, absolute or contingent, matured or unmatured, joint or several, whether for principal, interest, reimbursement obligations, fees, expenses or otherwise, and the due performance and compliance by the Borrower with the terms and conditions of this Agreement and the other Loan Documents including, without limitation, all obligations of the Borrower to a Bank under any Hedge Agreement.

“Operating Cash Flow” means, for the determination period, the sum of (i) EBITDA, plus (ii) Operating Lease Expense, minus (iii) Maintenance Capital Expenditures, minus (iv) Income Tax Expense, minus (v) Distributions.

“Operating Lease Expense” means payments under any leases other than Capital Leases.

“Participation” means, with respect to any Bank (other than the Issuing Bank) and a Letter of Credit, the extension of credit represented by the participation of such Bank hereunder in the liability of the Issuing Bank in respect of a Letter of Credit issued by the Issuing Bank in accordance with the terms of Section 2.10.

“Payables to Others” means all sums owed by Borrower under the terms of agreements with third parties pursuant to which Borrower issues money orders from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Permitted Acquisition” means an Acquisition that satisfies each of the following requirements: (i) the target Person is in the same line of business as Borrower, (ii) the total consideration paid for any single Acquisition shall not exceed $5,000,000, (iii) the aggregate consideration paid for all such Acquisitions, from the Closing Date through the Termination Date does not exceed $25,000,000, (iv) if the Acquisition takes the form of a merger, the Borrower or one of its wholly-owned subsidiaries must be the surviving entity, (v) the Acquisition shall not create a Default or Event of Default under this Agreement, and (vi) if the total purchase consideration paid for the Acquisition is in excess of $1,500,000.00, not later than five (5) Business Days prior to the consummation of the proposed Acquisition, the Borrower shall have provided to the Agent pro forma financial statements giving effect to the Acquisition which demonstrate continued compliance with the financial covenants contained in this Agreement.

“Permitted Investments” means, with respect to any Person:

(a) Investments in Cash Equivalents;

(b) Investments in entities which, as of the Closing Date, are existing Subsidiaries of the Borrower or one of its Subsidiaries;

(c) existing Investments as of the Closing Date, and any renewals, refinancings or extensions of such existing Investments, in partnerships, joint ventures or limited liability companies in which the Borrower or one of its Subsidiaries has less than a majority ownership or other equity interest;

(d) travel or relocation advances or loans extended to officers and employees in the ordinary course of business of the Borrower or a Subsidiary;

(e) Investments in entities which, after the Closing Date, become Subsidiaries of the Borrower or any Subsidiary of the Borrower in compliance with Section 7.02(f);

(f) the purchase of life insurance policies upon the lives of key employees or directors; and

(g) other Investments not to exceed $1,500,000.00 in the aggregate at any one time outstanding on a consolidated basis at any time after the Closing Date.

“Permitted Liens” means the Liens permitted by Section 7.02(e).

“Person” or “person” includes an individual, a corporation, a limited liability company, an association, a partnership, a trust or estate, a joint stock company, an unincorporated organization, a joint venture, a trade or business (whether or not incorporated), a government (foreign or domestic) and any agency or political subdivision thereof, or any other entity.

“Plan” means, with respect to any Person, any pension plan (other than a Multi-employer Plan) subject to Title IV of ERISA or to the minimum funding standards of Section 412 of the Code which has been established or maintained by such Person, any subsidiary of such Person or any ERISA Affiliate, or by any other Person if such Person, any subsidiary of such Person or any ERISA Affiliate could have liability with respect to such pension plan.

“Pledge Agreement” means, collectively, the Pledge Agreement executed on the Closing Date by the Borrower in favor of Agent for the benefit of the Banks and the Pledge Agreement executed on the Closing Date by QC Financial Services, Inc. in favor of Agent for the benefit of the Banks, as each agreement is amended, supplemented or restated from time to time.

“Prime Rate” means the prime or base rate of interest as announced by Agent, as in effect from time to time, which rate may not be the lowest rate charged by said Agent to any of its customers, and which Prime Rate shall change simultaneously with any change in such announced rate.

“Prohibited Transaction” means any transaction involving any Plan which is proscribed by Section 406 of ERISA or Section 4975 of the Code.

“Property” means any real property in which Borrower or any of its Subsidiaries has an interest of any type or right of possession.

“Reimbursement Obligation” means at any time the obligation of the Borrower with respect to any Letter of Credit to reimburse the Issuing Bank for amounts theretofore paid by the Issuing Bank pursuant to a drawing under such Letter of Credit.

“Related Company Contingent Liabilities” means Contingent Liabilities of the Borrower incurred with respect to payment and/or performance obligations of a Subsidiary and Contingent Liabilities of a Subsidiary incurred with respect to payment and/or performance obligations of another Subsidiary or the Borrower.

“Reportable Event” means a reportable event as described in Section 4043(b) of ERISA including those events as to which the 30-day notice period is waived under Part 2615 of the regulations promulgated by the PBGC under ERISA.

“Required Banks” means, at any time, the Banks owning at least sixty-six and two-thirds percent (66 2/3%) of the aggregate outstanding Commitments, excluding the Commitments of any Defaulting Banks.

“Restricted Payment” means, (i) the declaration, payment or setting apart of any sum for payment of any dividend (except a dividend payable in common stock of the Borrower) on, or any distribution (except a distribution in common stock of the Borrower) in respect of, any shares of capital stock of the Borrower, and (ii) the redemption, repurchase, retirement or other acquisition of (or the setting apart of any sum in respect of any of the foregoing actions) any shares of capital stock of the Borrower or any warrants, rights or options to purchase or acquire shares of any capital stock of the Borrower (other than an exchange of capital stock of the Borrower for other shares of capital stock of the Borrower).

“Securities Account Control Agreement” means any control agreement required by the Agent to perfect its security interest in any securities account or investment property of the Borrower or a Guarantor.

“Security Agreement” means the Security Agreement executed on the Closing Date by Borrower in favor of Agent for the benefit of the Banks, as amended, supplemented or restated from time to time.

“Security Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the Securities Exchange Commission or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Solvent” means, with respect to any Person on a particular determination date, that on such date (i) the fair value of the property of such Person is greater than the total amount of debts and other liabilities, including, without limitation, contingent and unliquidated liabilities, of such Person, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iii) such Person does not intend to, and does not believe that it will, incur debts or other liabilities beyond such Person’s ability to pay as such debts and other liabilities mature or become due, and (iv) such Person is not engaged in a business or a transaction for which such Person’s property would constitute unreasonably small capital.

“Subsidiary” of any Person means any other Person (whether now existing or hereafter organized or acquired) in which at least a majority of the securities or other ownership interests of each class having ordinary voting power or analogous rights of such other Person are owned (other than securities or other ownership interests which at the time as of which any determination is being made, are owned or have such power or right only by reason of the happening of a contingency), beneficially and of record, by such Person or by one or more of the other Subsidiaries of such Person or by any combination thereof. Unless the context otherwise provides, “Subsidiary” means a Subsidiary of Borrower.

“Subsidiary Security Agreement” means (i) the Subsidiary Security Agreement delivered on the Closing Date by the initial Guarantors to the Agent for the benefit of the Banks and (ii) any Subsidiary Security Agreement delivered after the Closing Date by a new Subsidiary pursuant to this Agreement.

“Termination Date” means the earlier to occur of (a) the third (3rd) anniversary of the Closing Date, or (b) the date on which the Commitments shall be terminated pursuant to Section 2.05 or 8.02.

“Third Party Guarantee” means, with respect to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person in any manner, whether directly or indirectly; and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided, that the term Third Party Guarantee shall not include endorsements for collection or deposit in the ordinary course of business (including, but not limited to, third-party bill payment receipts and remittances, money-transfer services, or money-order sales) or a Guaranty in favor of the Agent.

“Type of Loan” has the meaning given such term in Section 2.01(a).

“U.S. Bank” means U.S. Bank National Association.

1.02 Certain Rules of Construction. For purposes of this Agreement:

(a) Certain References. The words “herein”, “hereof” and “hereunder”, and words of similar import, refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Articles, Sections, Exhibits or Schedules, and similar references, are to Articles or Sections of, or Exhibits or Schedules to, this Agreement unless otherwise specified.

(b) General Rules. Unless the context otherwise requires: (i) the singular includes the plural, and vice versa; (ii) all definitions and references to an agreement, instrument or document shall mean such agreement, instrument or document together with all exhibits and schedules thereto and any and all amendments, supplements or modifications thereto as the same may be in effect at the time such definition or reference is applicable for any purpose; (iii) all references to any party shall include such party’s successors and permitted assigns; and (iv) the term “including” means including, without limitation.

(c) Accounting Terms. All accounting terms used herein that are not expressly defined in this Agreement shall have the meanings given to them in accordance with GAAP, all computations made pursuant to this Agreement shall be made in accordance with GAAP, except as otherwise expressly permitted or directed by this Agreement, and all financial statements shall be prepared in accordance with GAAP.

ARTICLE II. THE CREDIT FACILITY

2.01 Revolving Loans.

(a) Revolving Loans. Subject to the terms and conditions of this Agreement, each of the Banks, severally and not jointly, agrees to make Loans to Borrower from time to time from and including the Closing Date to but excluding the Termination Date on a pro rata basis as to the total borrowings requested by Borrower based on such Bank’s Applicable Commitment Percentage, up to, but not exceeding in the aggregate principal amount at any one time outstanding, the amount of such Bank’s Loan Commitment as shown on Schedule 2.01 attached hereto; provided, however, that no Bank shall have any obligation to make a Loan if: (i) a Default or Event of Default exists or would result from such Loan, (ii) the sum of outstanding Loans made by the Bank plus the Bank’s pro rata share of Letter of Credit Outstandings based on the Bank’s Applicable Commitment Percentage would exceed that Bank’s Loan Commitment as specified in Schedule 2.01, or (iii) the sum of outstanding Loans made by all Banks plus all Letter of Credit Outstandings would exceed the lesser of (A) the aggregate Commitments of all Banks and (B) the Borrowing Base. Loans may be outstanding as Base Rate Loans or LIBOR Rate Loans (each a “Type of Loan”). Within the limits of the Loan Commitment and the Borrowing Base and subject to the other terms and conditions of this Agreement, the Loans may be borrowed, repaid and reborrowed by the Borrower, in its discretion, from time to time prior to the Termination Date. Agent may, with three (3) Business Days prior notice to or the consent of Borrower, make a Loan to pay any interest due, any Reimbursement Obligations, or any fees, cash or expenses due from Borrower to the Agent or the Bank under this Agreement and such Loan will be deemed made by the Banks on a pro rata basis based on their Applicable Commitment Percentages.

(b) Principal Payments. Unless earlier payment is required under this Agreement, the Loans shall be due and payable to the Banks on the Termination Date. If at any time the outstanding principal amount of Loans made by a Bank plus that Bank’s pro rata share of Letter of Credit Outstandings based on the Bank’s Applicable Commitment Percentage shall exceed that Bank’s Loan Commitment, the Borrower shall forthwith pay to the Agent for disbursement to said Bank an amount not less than the amount of any such excess for application to the outstanding principal amount of the Loans of that Bank. If at any time the outstanding principal amount of Loans made by all Banks plus all Letter of Credit Outstandings exceeds the lesser of (i) the aggregate Commitments of all Banks and (ii) the Borrowing Base, the Borrower shall forthwith pay to the Agent for disbursement to the Banks an amount not less than the amount of any such excess for application to the outstanding principal amount of the Loans of all Banks; provided, however, insofar as any excess results from the Agent reclassifying any Eligible Loan Receivable as ineligible under the Borrowing Base based upon the exercise of the Agent’s reasonable credit judgment (the amount of such excess attributable to such reclassification being the “Reclassification Amount”), the Borrower shall pay the Reclassification Amount to the Agent for disbursement to the Banks not later than fourteen (14) days after Borrower receives written notice from the Agent of such reclassification and the Reclassification Amount. Each such payment shall be applied first against Base Rate Loans which are then outstanding until payment in full thereof. If any such payment prepays the Base Rate Loans in full, the balance of such payment shall be applied to any LIBOR Rate Loans which are then outstanding in the order in which such LIBOR Rate Loans first become due.

(c) Revolving Notes. The Loans of each Bank to the Borrower made pursuant to this Agreement shall be evidenced by a single promissory note in favor of such Bank in the form of Exhibit A, dated the Closing Date, duly completed and executed by the Borrower.

(d) Use of Proceeds. The Borrower shall use the proceeds of the Loans for working capital purposes, to finance the costs of Capital Expenditures and for its general corporate purposes, including the costs of a Permitted Acquisition. The proceeds of the Loans shall not be advanced by the Borrower to any Subsidiary which is not a Guarantor hereunder.

2.02 Borrowings. In order to obtain a Loan or Letter of Credit, the Borrower shall give Agent written (which may be a telecopy as provided in Subsection 11.02) or telephone notice (each telephone notice to be promptly confirmed in writing if required by Agent) of each borrowing or request for Letter of Credit to be made hereunder as provided in Sections 2.06 or 2.10. Each such notice shall be in the form of a “Notice of Borrowing” in substantially the form of Exhibit D hereto, specifying therein (i) the requested date of the proposed Loan (or in the case of a Letter of Credit, the proposed date of the Letter or Credit and the other terms and conditions relating to such Letter of Credit, which shall be as agreed upon by the Issuing Bank and the Borrower), (ii) the aggregate amount of the proposed Loan (or where applicable Letter of Credit), and (iii) in the case of a LIBOR Rate Loan, the Loan Period therefor, or in the case of a Letter of Credit, the expiry date therefor and the proposed beneficiary. Not later than 3:00 p.m. Kansas City time on the date of such Loan, the Agent shall, subject to the conditions of this Agreement, make the amount of the Loan to be made by the Banks on such day available to the Borrower in immediately available funds, by crediting an account of the Borrower designated by the Borrower and maintained with Agent.

2.03 Prepayments and Conversions. Subject to Section 3.03 hereof with respect to LIBOR Rate Loans, the Borrower shall have the right to make prepayments of principal on any Loan, in whole or in part, without payment of any penalty or premium, or to convert one Type of Loan into another Type of Loan, at any time or from time to time; provided, however, that each partial prepayment, which is not a Mandatory Prepayment, shall be in an amount of at least $500,000, and if greater than $500,000.00, an integral multiple of $100,000.00. The Borrower shall make Mandatory Prepayments within three (3) Business Days of the event causing such

Mandatory Prepayment to occur. Mandatory Prepayments shall be applied to repay Base Rate Loans first and then to LIBOR Rate Loans; provided, however, any Mandatory Prepayment to be applied to a LIBOR Rate Loan may be held in a deposit account by Agent until the end of the Loan Period for such LIBOR Rate Loan and applied to repay the LIBOR Rate Loan on such date. The Borrower shall give the Agent notice of each such prepayment or conversion as provided in Subsection 2.06. The Borrower shall not have the right to convert one Type of Loan into another Type of Loan during the continuance of an Event of Default.

2.04 Loan Periods; Renewals.

(a) In the case of each LIBOR Rate Loan, the Borrower shall select a Loan Period of any duration in accordance with the definition of Loan Period in Section 1.01.

(b) Provided that no Event of Default has occurred and is continuing, upon notice to the Agent as provided in Section 2.06, the Borrower may renew any LIBOR Rate Loan on the last day of the Loan Period therefor as the same Type of Loan with a Loan Period of the same or different duration in accordance with the limitations provided in the definition of Loan Period in Section 1.01. If the Borrower shall fail to give notice to the Agent of such a renewal or, if an Event of Default has occurred and is continuing, such Fixed Rate Loan shall automatically become, as of the last day of the then current Loan Period, a Base Rate Loan maturing on the Termination Date.

2.05 Changes of Commitments. The Borrower shall have the right to reduce or terminate the amount of unused Commitments for Loans at any time or from time to time; provided, however, that: (a) the Borrower shall give written notice of each such reduction or termination to the Agent as provided in Section 2.06; (b) each partial reduction shall be in an aggregate amount at least equal to $1,000,000.00, and if greater than $1,000,000.00, an integral multiple of $500,000.00; (c) each reduction and termination shall be applied to the Commitments of the Banks pro rata according to the amounts of their Applicable Commitment Percentages; provided, however, that in no event shall the Commitments for Loans be partially reduced or terminated pursuant to this Section 2.05 if, as a result thereof, the Commitment for Loans of any Bank would thereby be reduced to an amount less than the sum of all Loans and Letter of Credit Outstandings of such Bank then currently outstanding. The Commitments once reduced or terminated may not be reinstated.

2.06 Certain Notices. Notices by the Borrower to the Agent pursuant to Section 2.02, each prepayment or conversion pursuant to Section 2.03 and each renewal pursuant to Section 2.04(b), and notices by the Borrower to the Agent of each reduction or termination of the Commitments for Loans pursuant to Section 2.05, shall be irrevocable and shall be effective only if received by the Agent not later than 10:00 a.m. Kansas City time, and (a) in the case of borrowings and prepayments of, conversions into and (in the case of LIBOR Rate Loans) renewals of (i) Base Rate Loans, given on the Business Day thereof; and (ii) LIBOR Rate Loans, given three (3) Business Days prior thereto; and (b) in the case of reductions or termination of the Commitment for Loans, given three (3) Business Days prior thereto. Each such notice shall specify the Loans to be borrowed, prepaid, converted or renewed and the amount (subject to Section 2.07) and Type of Loans to be borrowed, converted, prepaid or renewed (and, in the case of a conversion, the Type of Loans to result from such conversion and, in the case of a LIBOR

Rate Loan, the Loan Period therefor) and the date of the borrowing, prepayment, conversion or renewal (which shall be a Business Day) or the amount and date (which shall be a Business Day) of such reduction or termination of the Commitments for Loans and, in the case of a borrowing, such additional information as may be required by Section 2.02. Each notice received by the Agent from the Borrower pursuant to this Section 2.06, together with the amount of each Bank’s portion of a borrowing, prepayment, conversion, renewal, reduction or termination shall be provided by the Agent to each Bank by telefacsimile transmission with reasonable promptness, but (provided to the Agent shall have received such notice by 10.00 a.m. Kansas City time) not later than 12:00 noon Kansas City time on the same day as the Agent’s receipt of such notice.

2.07 Minimum Amounts. Each Base Rate Loan shall be in the minimum amount of $100,000.00, and if greater than $100,000.00, an integral multiple of $25,000.00. Each LIBOR Rate Loan shall be in the minimum amount of $500,000.00, and if greater than $500,000.00, an integral multiple of $100,000.00. In addition, there shall be no more than six (6) LIBOR Rate Loans outstanding at any time.

2.08 Interest.

(a) Interest shall accrue on the outstanding and unpaid principal amount of each Loan for the period from and including the date of such Loan to but excluding the date such Loan is due, at the following rates per annum: (i) for a Base Rate Loan, at a variable rate per annum equal to the Base Rate; and (ii) for a LIBOR Rate Loan, at a fixed rate equal to the Adjusted LIBOR Rate. Upon the occurrence and during the continuance of any Event of Default, the outstanding principal amount of all Loans, and, to the extent permitted by applicable law, any interest payments thereon or any fees or other amounts then due and payable hereunder shall thereafter bear interest (including post-petition interest in any proceeding under Title 11 of the United States Code or other applicable bankruptcy laws) payable upon demand at the Default Rate.

(b) Interest on each Base Rate Loan shall be calculated on the basis of a year of 365 days and the actual number of days elapsed. Interest on each LIBOR Rate Loan and fees due under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. The Agent’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

(c) Accrued interest shall be due and payable in arrears upon any payment of principal or conversion and (i) for each Base Rate Loan, on the last day of each month, commencing on the first such date after the making of such Loan; and (ii) for each LIBOR Rate Loan, on the last day of each Loan Period with respect thereto and, in the case of a Loan Period greater than three (3) months, at three (3) month intervals (as applicable) after the first day of such Loan Period.

2.09 Fees.

(a) Non-Use Fee. For the period beginning on the Closing Date and ending on the Termination Date, the Borrower agrees to pay to the Agent, for the pro rata benefit of the Banks based on their Applicable Commitment Percentages, a Non-Use Fee equal to the

Applicable Non-Use Fee Percentage multiplied by the sum of the average daily amount by which the aggregate Loan Commitments (as reduced from time to time pursuant to Section 2.05) exceed the sum of outstanding Loans plus Letter of Credit Outstandings. Such fees shall be due in arrears on the last Business Day of each March, June, September and December commencing March 31, 2006 to and including the Termination Date.

(b) Letters of Credit. In addition to the fees and charges described in Section 2.10, on the date of issuance and renewal of each Letter of Credit, the Borrower shall pay (i) to Agent, for the pro rata benefit of the Banks based on their Applicable Commitment Percentages, a per annum fee equal to the then current Applicable Margin for LIBOR Rate Loans multiplied by the face amount of the outstanding Letters of Credit, payable quarterly in arrears on the last Business Day of each March, June, September and December commencing March 31, 2006 to and including the Termination Date, (ii) to Agent, for its own account, a fronting fee of one-eighth of one percent (0.125%) of the face amount of the Letter of Credit being issued or renewed, payable upon issuance or renewal of a Letter of Credit and (iii) to Agent, for its own account, its other customary charges relating to Letters of Credit.

(c) Agent Fees. Borrower agrees to pay to Agent, for the Agent’s individual account, an annual Agent’s fee as set forth in the Agent Fee Letter.

2.10 Letters of Credit.

(a) Letters of Credit. The Issuing Bank agrees, subject to the terms and conditions of this Agreement, upon request of the Borrower, to issue from time to time for the account of the Borrower Letters of Credit upon delivery by the Borrower to the Issuing Bank of an Application and Agreement for Letter of Credit relating thereto in form and content acceptable to the Issuing Bank; provided, that (i) the Issuing Bank shall not be obligated to issue (or renew) any Letter of Credit if it has been notified by the Agent or has actual knowledge that a Default or Event of Default has occurred and is continuing, (ii) the Letter of Credit Outstandings shall not exceed the aggregate Letter of Credit Commitments of all Banks, and (iii) no Letter of Credit shall be issued (or renewed) if, after giving effect thereto, Letter of Credit Outstandings plus outstanding Loans exceed the lesser of the Borrowing Base or the aggregate Commitment of all Banks. No Letter of Credit shall have an expiry date (including all rights of the Borrower or any beneficiary named in such Letter of Credit to require renewal) or payment date occurring later than the Termination Date.

(b) Reimbursement and Participations.

(i) The Borrower hereby unconditionally agrees to pay to the Issuing Bank immediately on demand all amounts required to pay all drafts drawn or purporting to be drawn under the Letters of Credit and all reasonable expenses incurred by the Issuing Bank in connection with the Letters of Credit, and in any event and without demand to place in possession of the Issuing Bank sufficient funds to pay all debts and liabilities arising under any Letter of Credit. The Issuing Bank agrees to give the Borrower prompt notice of any request for a draw under a Letter of Credit. The Issuing Bank may charge any account the Borrower may have with it for any and all amounts the Issuing Bank pays under a Letter of Credit, plus charges and reasonable expenses as from time to time agreed to by the Issuing Bank and the Borrower; provided, that at Agent’s election, such amounts may be paid by the making of Loans without notice to or consent of the Borrower. The Borrower agrees to pay the Issuing Bank interest on any Reimbursement Obligations not paid according to any method referenced in this Section 2.10(b)(i) when due hereunder at the Default Rate.

(ii) Each Bank (other than the Issuing Bank) shall automatically acquire on the date of issuance thereof, a Participation in the liability of the Issuing Bank in respect of each Letter of Credit in an amount equal to such Bank’s Applicable Commitment Percentage of such liability, and to the extent that the Borrower is obligated to pay the Issuing Bank under Section 2.10(b)(i), each Bank (other than the Issuing Bank) thereby shall absolutely, unconditionally and irrevocably assumes, and shall be unconditionally obligated to pay to the Issuing Bank, its Applicable Commitment Percentage of the liability of the Issuing Bank under such Letter of Credit in the manner and with the effect provided in Section 2.11 hereof.

(iii) Simultaneously with the making of each payment by a Bank to the Issuing Bank pursuant to Section 2.11, such Bank shall, automatically and without any further action on the part of the Issuing Bank or such Bank, acquire a Participation in an amount equal to such payment (excluding the portion thereof constituting interest accrued prior to the date the Bank made its payment) in the related Reimbursement Obligation of the Borrower. Each Bank’s obligation to make payment to the Agent for the account of the Issuing Bank pursuant to Section 2.11 and Section 2.10(b)(iii), and the right of the Issuing Bank to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and shall be made without any offset, abatement, withholding or reduction whatsoever. In the event the Banks have purchased Participations in any Reimbursement Obligation as set forth above, then at any time payment (in fully collected, immediately available funds) of such Reimbursement Obligation, in whole or in part, is received by the Issuing Bank from the Borrower, the Issuing Bank shall promptly pay to each Bank an amount equal to its Applicable Commitment Percentage of such payment from the Borrower.

(iv) Promptly following the end of each calendar quarter, the Issuing Bank (if different than the Agent) shall deliver to the Agent a notice describing the aggregate undrawn amount of all Letters of Credit at the end of such quarter. Upon the request of any Bank from time to time, the Issuing Bank (if different than the Agent) shall deliver to the Agent, and the Agent shall deliver to such Bank, any other information reasonably requested by such Bank with respect to each Letter of Credit outstanding.

(v) The issuance by the Issuing Bank of each Letter of Credit shall, in addition to the conditions precedent set forth in Article V, be subject to the conditions that such Letter of Credit be in such form and contain such terms as shall be reasonably satisfactory to the Issuing Bank consistent with the then current practices and procedures of the Issuing Bank with respect to similar letters of credit, and the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the Issuing Bank shall have reasonably requested consistent with such practices and procedures and shall not be in conflict with any of the express terms herein contained. All Letters of Credit shall be issued pursuant to and subject to the Uniform Customs and Practices for Documentary Credits, 1993 revision, International Chamber of Commerce Publication No. 500 or, if the Issuing Bank shall elect by express reference in an affected Letter of Credit, the International Chamber of Commerce International Standby Practices commonly referred to as “ISP98,” or any subsequent amendment or revision of either thereof.

(vi) The Borrower agrees that the Issuing Bank may, in its sole discretion, accept or pay, as complying with the terms of any Letter of Credit, any drafts or other documents otherwise in order which may be signed or issued by an administrator, executor, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, attorney in fact or other legal representative of a party who is authorized under such Letter of Credit to draw or issue any drafts or other documents.

(vii) Without limiting the generality of the provisions of Section 11.05, the Borrower hereby agrees to indemnify and hold harmless the Issuing Bank, each other Bank and the Agent from and against any and all claims and damages, losses, liabilities, reasonable costs and expenses which the Issuing Bank, such other Bank or the Agent may incur (or which may be claimed against the Issuing Bank, such other Bank or the Agent) by any Person by reason of or in connection with the issuance or transfer of or payment or failure to pay under any Letter of Credit; provided that the Borrower shall not be required to indemnify the Issuing Bank, any other Bank or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent: (i) caused by the willful misconduct or gross negligence of the party to be indemnified, or (ii) caused by the failure of the Issuing Bank to pay under any Letter of Credit after the presentation to it of a request for payment strictly complying with the terms and conditions of such Letter of Credit, unless such payment is prohibited by any law, regulation, court order or decree. The indemnification and hold harmless provisions of this Section 2.10(b)(vii) shall survive repayment of the Obligations, occurrence of the Termination Date and expiration or termination of this Agreement.

(viii) Without limiting the Borrower’s obligations as set forth in Section 2.10(b)(vii), the obligation of the Borrower to immediately reimburse the Issuing Bank for drawings made under Letters of Credit and the Issuing Bank’s right to receive such payment shall be absolute, unconditional and irrevocable, and such obligations of the Borrower shall be performed strictly in accordance with the terms of this Agreement and such Letters of Credit and the related Application and Agreement for Letter of Credit, under all circumstances whatsoever, including the following circumstances:

(A) any lack of validity or enforceability of the Letter of Credit, the obligation supported by the Letter of Credit or any other agreement or instrument relating thereto (collectively, the “Related LC Documents”);

(B) any amendment or waiver of or any consent to or departure from all or any of the Related LC Documents;

(C) the existence of any claim, setoff, defense (other than the defense of payment in accordance with the terms of this Agreement) or other rights which the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Agent, the Banks or any other Person, whether in connection with the Loan Documents, the Related LC Documents or any unrelated transaction;

(D) any breach of contract or other dispute between the Borrowers and any beneficiary or any transferee of a Letter of Credit (or any persons or entities for whom such beneficiary or any such transferee may be acting), the Agent, the Banks or any other Person;

(E) any draft, statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(F) any delay, extension of time, renewal, compromise or other indulgence or modification granted or agreed to by the Agent, with or without notice to or approval by the Borrower in respect of any of Borrower’s Obligations under this Agreement; or

(G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.11 Payments Generally. All payments under this Agreement (in respect of Letters of Credit or otherwise) or the Notes shall be made to Agent in Dollars in immediately available funds not later than 2:00 p.m. Kansas City time on the relevant dates specified above (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). All payments made by Borrower on any of the Obligations may be applied first to interest accrued under any such Obligation and then to the principal balance of such Obligation.

2.12 No Setoff or Deduction. All payments of principal of and interest on the Loans and other Obligations shall be paid by the Borrower without setoff or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any governmental authority, or by any department, agency or other political subdivision or taxing authority or other person.

2.13 Payment on Non-Business Day. Except as otherwise provided in this Agreement, whenever any installment of principal of, or interest on, any Loan or any other Obligation becomes due and payable on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, in the case of any installment of principal, interest shall be payable thereon at the applicable rate for such Loan or other Obligation during such extension.

2.14 Increase in Commitments.

(a) Request for Increase. Provided there exists no Default or Event of Default, upon notice to the Agent (which shall promptly notify the Banks), the Borrower may at any time during the one (1) year period following the Closing Date, request an increase in the aggregate Commitments by an amount (for all such requests) not exceeding $25,000,000.00; provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000, and (ii) the Borrower may make a maximum of three such requests. At the time of sending such notice, the Borrower (in consultation with the Agent) shall specify the time period within which each Bank is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Banks).

(b) Bank Elections to Increase. Each Bank shall notify the Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Commitment Percentage of such requested increase. Any Bank not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Agent; Additional Banks. The Agent shall notify the Borrower and each Bank of the Banks’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Agent and the Issuing Bank (which approvals shall not be unreasonably withheld), the Borrower may also invite additional banks to become Banks pursuant to a joinder agreement in form and substance satisfactory to the Agent and its counsel.

(d) Effective Date and Allocations. If the aggregate Commitments are increased in accordance with this Section, the Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Agent shall promptly notify the Borrower and the Banks of final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Agent a certificate of the Borrower and each Guarantor dated as of the Increase Effective Date (in sufficient copies for each Bank) signed by a responsible officer of the Borrower and such Guarantor (i) certifying and attaching the resolutions adopted by such party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article VI and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in Section 6.06 shall be deemed to refer to the most recent statements furnished to the Agent, and (B) no Default exists. The Borrower shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.03) to the extent necessary to keep the outstanding Loans ratable with any revised Applicable Commitment Percentages arising from any nonratable increase in the Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 11.01 to the contrary.

ARTICLE III. YIELD PROTECTION; ILLEGALITY; ETC.

3.01 Additional Costs.

(a) If the Agent shall determine in good faith that any Governmental Regulation not presently in effect or applicable to any Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank with any new guideline, request or directive of any such authority (whether or not having the force of law), shall (i) affect the basis of taxation of payments to the Bank of any amounts payable by the Borrowers under this Agreement or any other Loan Documents (other than taxes imposed on the overall net income of the Bank, by the jurisdiction, or by any political subdivision or taxing authority of any such jurisdiction, in which the Bank has its principal office), or (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Bank, or (iii) impose any other condition with respect to this Agreement, the Commitments, the Notes or the Loans, and the result of any of the foregoing is to increase by an amount deemed by the Agent to be material the costs to the Banks of providing their Commitments or making, funding or maintaining any Loan or to reduce by an amount deemed by the Agent to be material the amount of any sum receivable by the Banks under this Agreement, then the Borrower shall pay to the Agent, for the pro rata benefit of the Banks, from time to time, upon request by the Agent, such additional amounts as are sufficient to compensate the Banks for such increased cost or reduced sum receivable. A statement as to the amount of such increased cost or reduced sum receivable, prepared in good faith and in reasonable detail by the Agent and submitted by the Agent to the Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.

(b) If the Agent shall determine in good faith that any Governmental Regulation not presently in effect or applicable to the Banks, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Banks with any new guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by the Banks (or any corporation controlling the Banks) and the Agent determines that the amount of such capital is increased by or based upon the existence of the Banks’ obligations hereunder and such increase has the effect of reducing the rate of return on the Banks’ (or such controlling corporation’s) capital as a consequence of such obligations hereunder to a level below that which the Banks (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Agent to be material, then the Borrower shall pay to the Agent, for the pro rata benefit of the Banks, from time to time, within fifteen (15) days after demand by the Agent, such additional amounts as are sufficient to compensate the Banks (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which the Agent reasonably determines to be allocable to the existence of the Banks’ obligations hereunder. A statement as to the amount of such compensation, prepared in good faith and in reasonable detail by the Agent and submitted by the Agent to the Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.

(c) The provisions of this Section 3.01 shall apply only to LIBOR Rate Loans and not Base Rate Loans.

3.02 Illegality and Impossibility.

(a) If the Agent shall determine in good faith that any Governmental Regulation not presently in effect or applicable to the Banks, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Banks with any new guideline, request or directive of such authority (whether or not having the force of law), including exchange controls, shall make it unlawful or impossible for the Banks to maintain any LIBOR Rate Loan under this Agreement, the Borrower shall, upon receipt of notice thereof from the Agent, repay in full to the Banks the then outstanding principal amount of such LIBOR Rate Loan, together with all accrued interest thereon to the date of payment and all amounts due to the Banks under Section 3.03: (i) on the last day of the then current Loan Period applicable to the LIBOR Rate Loan if the Bank may lawfully continue to maintain such LIBOR Rate Loan to such day, or (ii) immediately if the Agent may not continue to maintain such LIBOR Rate Loan to such day.

(b) Notwithstanding Section 3.02(a), if such section would otherwise be applicable, but the Banks could lawfully maintain the LIBOR Rate Loans at the Base Rate, then during such period as the Banks cannot maintain the LIBOR Rate Loans, the LIBOR Rate Loans shall bear interest at a per annum rate equal to the Base Rate in effect from time to time. If all events or conditions making it unlawful or impossible for the Banks to maintain the LIBOR Rate Loans cease to exist, then the LIBOR Rate Loans shall again bear interest at the Adjusted LIBOR Rate commencing on the first day of the Loan Period immediately following the date all such events and conditions so cease to exist.

3.03 LIBOR Rate Indemnity. If the Borrower fails to make any payment of principal or interest in respect of any LIBOR Rate Loan when due or make any payment or prepayment of the principal of any LIBOR Rate Loan, for any reason, on any date other than the last day of the Loan Period applicable thereto, or if the Borrower fails to borrow any LIBOR Rate Loan after requesting the same in accordance with this Agreement, the Borrower shall reimburse the Banks on demand for all of the Banks’ costs, expenses and Interest Differential (as determined by the Banks) resulting from such prepayment or failure to borrow. The term “Interest Differential” shall mean the sum equal to the greater of zero or the financial loss incurred by a Bank resulting from prepayment or failure to borrow, calculated as the difference between the amount of interest Bank would have earned (from like investments in the Money Markets as of the first day of the Loan Period for the LIBOR Rate Loan) had prepayment or failure to borrow not occurred and the interest the Bank will actually earn (from like investments in the Money Markets as of the date of prepayment or failure to borrow) as a result of redeployment of funds from the prepayment or failure to borrow. Because of the short term nature of this facility, Borrower agrees that the Interest Differential shall not be discounted to its present value.

3.04 Regulation D Compensation. If any Bank incurs reserve requirements (including basic, marginal, emergency, supplemental, special or other reserves) as prescribed by the Board of Governors of the Federal Reserve System (or any successor agency) with respect to LIBOR Rate funding (currently referred to as “Eurocurrency liabilities” in Regulation D) (the “LIBOR Reserve Percentage”), Agent may require the Borrower to pay, contemporaneously with each payment of interest on the LIBOR Rate Loans, additional interest on the LIBOR Rate Loans at a rate per annum determined by Agent up to but not exceeding the excess of (a) (i) the applicable LIBOR Rate divided by (ii) one minus the LIBOR Reserve Percentage over (b) the applicable LIBOR Rate. To require payment of such additional interest, the Agent (x) shall so notify the Borrower, in which case such additional interest on the LIBOR Rate Loans shall be payable to Agent for the account of the applicable Bank at the place indicated in such notice with respect to each Loan Period commencing at least three (3) Business Days after the giving of such notice, and (y) shall notify the Borrowers at least five (5) Business Days prior to each date on which interest is payable on the LIBOR Rate Loans of the amount then due it under this Section 3.04.

ARTICLE IV. SECURITY

4.01 Security. As security for the full and timely payment and performance of all Obligations, the Borrower shall, on or before the Closing Date, do or cause to be done all things necessary in the opinion of the Agent and its counsel to grant to the Agent for the benefit of the Banks a duly perfected first priority security interest in all Collateral subject to no prior Lien or other encumbrance or restriction on transfer other than the Liens, encumbrances or restrictions permitted under Section 7.02(e). Borrower shall take such further action and deliver or cause to be delivered such further documents as required by the Loan Documents or otherwise as the Agent may request to effect the transactions contemplated by this Article IV.

4.02 Further Assurances. At the request of the Agent, the Borrower will execute, by its duly authorized officers, alone or with the Agent, any certificate, instrument, control agreement, statement or document, or procure any such certificate, instrument, statement or document, or take such other action (and pay all connected costs) which the Agent reasonably deems necessary from time to time to create, continue or preserve the liens and security interests in the Collateral (and the perfection and priority thereof) of the Agent contemplated hereby and by the other Loan Documents and specifically including all Collateral acquired by any Borrower after the Closing Date. The Agent is hereby authorized to file or cause to be filed all Uniform Commercial Code financing statements reflecting the Borrower as “debtor” and the Agent as “secured party”, and continuations thereof and amendments thereto, as the Agent reasonably deems necessary or advisable to give effect to the transactions contemplated hereby and by the other Loan Documents.

4.03 Information Regarding Collateral. The Borrower represents, warrants and covenants that (i) the chief executive office of the Borrower and each Guarantor providing collateral pursuant to a Loan Document (each, a “Grantor”) at the Closing Date is located at the address or addresses specified on Schedule 4.03, and (ii) Schedule 4.03 contains a true and complete list of (a) the exact legal name, jurisdiction of formation, and address of each Grantor and of each other Person that has effected any merger or consolidation with a Grantor since January 1, 2001, (b) the exact legal name, jurisdiction of formation, and each location of the chief executive office of each Grantor at any time since January 1, 2001, and (c) each trade style currently used by any Grantor. Borrower shall not change, and shall not permit any other Grantor to change, its name, jurisdiction of formation or the location of its chief executive office without providing Agent fifteen (15) days prior written notice thereof.

ARTICLE V. CONDITIONS TO LOANS

5.01 Conditions for Initial Loans. The obligation of the Banks to make the initial Loans hereunder is subject to receipt by the Agent of the following documents and completion of the following matters on or prior to the Closing Date, in form and substance satisfactory to the Agent and its counsel:

(a) Charter Documents. Certificates of recent date of the appropriate authority or official of the state of incorporation or organization of the Borrower and the Guarantors listing all charter documents of the Borrower and the Guarantors on file in that office and certifying as to the good standing and corporate existence of the Borrower and the Guarantors, together with copies of such charter documents of the Borrower and the Guarantors, certified as of a recent date by such authority or official, and certified as true and correct as of the Closing Date by duly authorized officers of the Borrower and the Guarantors.

(b) Bylaws and Corporate Authorizations. Copies of the bylaws or operating agreement of each of the Borrower and the Guarantors together with all authorizing resolutions and evidence of other corporate or limited liability company action taken by the Borrower and the Guarantors to authorize the execution, delivery and performance by such corporation or limited liability company of the Loan Documents to which such corporation or limited liability company is a party and the consummation by such corporation or limited liability company of the transactions contemplated hereby, certified as true and correct as of the Closing Date by duly authorized officers of the Borrower or the Guarantors, as applicable.

(c) Incumbency Certificates. Certificates of incumbency of each of the Borrower and the Guarantors containing, and attesting to the genuineness of, the signatures of those officers authorized to act on behalf of such corporation or limited liability company in connection with this Agreement and the other Loan Documents to which such corporation or limited liability company is a party and the consummation by such corporation or limited liability company of the transactions contemplated hereby, certified as true and correct as of the Closing Date by duly authorized officers of the Borrower or the Guarantors, as applicable.

(d) Notes and Other Loan Documents. The Notes and other Loan Documents to which the Borrower or the Guarantors are parties appropriately completed and duly executed on behalf of the Borrower or the Guarantors.

(e) Legal Opinions. The favorable written opinion of counsel for the Borrower and the Guarantors addressed to the Agent and each of the Banks, as to matters concerning the Borrower, the Guarantors and the Loan as required by the Agent.

(f) Consents, Approvals, Etc. Copies of all governmental and non-governmental consents, approvals, authorizations, declarations, registrations or filings, if any, required on the part of the Borrower or the Guarantors in connection with the execution, delivery and performance of this Agreement and the other Loan Documents or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Agreement or the other Loan Documents.

(g) Satisfaction of Legal Counsel. Satisfaction of legal counsel to the Agent with all documents and instruments delivered hereunder or under any other Loan Document and all proceedings related to the consummation of the transactions contemplated by this Agreement and the other Loan Documents, and delivery to the Agent and such legal counsel of copies (executed or certified as may be appropriate) of all legal documents or proceedings which the Agent or such legal counsel may reasonably request in connection with the consummation of such transactions.

(h) Material Adverse Event. There shall not have occurred any Material Adverse Event.

(i) Insurance. Evidence that all insurance required to be maintained pursuant to the Loan Document has been obtained and is in effect.

(j) Fees and Expenses. All fees and expenses required to be paid by Borrower pursuant to this Agreement and the Agent Fee Letter.

(k) First Liens. Evidence that all Liens in favor of the Agent granted pursuant to any Loan Document shall constitute first-perfected priority Liens, subject only to Permitted Liens, including, without limitation, Deposit Account Control Agreements executed by depository banks and Securities Account Control Agreements executed by Securities Intermediaries as are necessary to perfect the security interest in favor of the Agent in Cash Holdings included in the Borrowing Base.

(l) Agent’s Counsel’s Fees and Expenses. Borrower shall have paid all fees, charges and disbursements of counsel to the Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings; provided, that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Agent.

(m) Other Items. The Agent shall have received, in form and content satisfactory to it, such other assurances, certificates, documents or consents relating to the foregoing as the Agent or the Required Banks may reasonably require.

5.02 Further Conditions for Disbursement. The obligation of the Agent and the Banks to make any Loan (including the initial Loans or any extension or conversion of any Loan, other than an automatic conversion of a LIBOR Rate Loan to a Base Rate Loan) or issue a Letter of Credit is further subject to the satisfaction of the following conditions precedent:

(a) Representations True. The representations and warranties contained in Article VI shall be true and correct on and as of the date such Loan is made (both before and after such Loan is made) as if such representations and warranties were made on and as of such date (except to the extent such representations and warranties specifically refer to an earlier date).

(b) No Default. No Default or Event of Default shall exist or shall have occurred and be continuing on the date such Loan is made (whether before or after such Loan is made).

(c) No Material Adverse Event. Nothing shall have occurred since the Closing Date which the Agent shall determine either (i) constitutes a Material Adverse Event, or (ii) has, or may have, an adverse effect on the rights or remedies of the Agent and the Banks under this Agreement or any other Loan Document.

(d) Request for Loans. The Agent shall have timely received the Notice of Borrowing, or in the case of an extension or conversion of any Loan the applicable notice of extension or conversion, in accordance with this Agreement, in form and substance reasonably satisfactory to the Agent.

(e) Other Items. The Agent shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents relating to the foregoing as the Agent or the Required Banks may reasonably require.

The Borrower shall be deemed to have made a representation and warranty to the Agent and the Banks at the time of the making of each Loan and the issuance of each Letter of Credit to the effect set forth in clauses (a) and (b) of this Section 5.02.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to Agent and to each Bank as to itself, and as to each Subsidiary, as follows, on the Closing Date and on each Funding Date:

6.01 Corporate Existence and Power. The Borrower and each of its Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization, and is duly qualified to do business, and is in good standing, in all additional jurisdictions where such qualification is necessary under applicable law. The Borrower and each of its Subsidiaries has all requisite corporate or limited liability company power to own or lease the properties used in its business and to carry on its business as now being conducted and as proposed to be conducted, and to execute and deliver this Agreement and the other Loan Documents to be executed by the Borrower and to engage in the transactions contemplated by this Agreement.

6.02 Corporate Authority. The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents (by the Borrower and each of its Subsidiaries) have been duly authorized by all necessary corporate or limited liability company action and are not in contravention of any Governmental Regulation, or of the terms of the Borrower’s or any of its Subsidiaries charter, bylaws or operating agreement, or of any contract or undertaking to which Borrower or any of its Subsidiaries is a party or by which Borrower or any of its Subsidiaries or their property may be bound or affected and do not result in the imposition of any Lien, except for the Lien granted to Agent for the benefit of the Banks pursuant to this Agreement and the Loan Documents.

6.03 Binding Effect. This Agreement, and each of the Loan Documents are legal, valid and binding obligations of the Borrower and each of its Subsidiaries, enforceable against the Borrower and each of its Subsidiaries in accordance with their respective terms, except as those terms may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally.

6.04 Subsidiaries. All of the Subsidiaries of the Borrower are listed on Schedule 6.04. Each Subsidiary is, and each corporation becoming a Subsidiary of the Borrower after the date hereof will be, a corporation or organization duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and is, or will be, duly qualified to do business in each additional jurisdiction where such qualification may be necessary under applicable law. Each Subsidiary of the Borrower has or will have all requisite corporate or limited liability company power to own or lease the properties used in its business and to carry on its business as now being conducted and as proposed to be conducted. Except as set forth in Schedule 6.04, all outstanding shares of capital stock or other equity interests of each class of each Subsidiary of the Borrower are and will be validly issued, fully paid and non-assessable, and owned, beneficially and of record, by Borrower or any Subsidiary free and clear of any Liens.

6.05 Litigation. Except as set forth in Schedule 6.05, there is no action, suit or proceeding pending or, to the best of the Borrower’s knowledge, threatened against or affecting Borrower or any of its Subsidiaries before or by any court, governmental authority or arbitrator, which if adversely decided would reasonably be expected to result, either individually or collectively, in any Material Adverse Event or in any adverse effect on the legality, validity or enforceability of this Agreement or any other Loan Document and, to the best of the Borrower’s knowledge, there is no basis for any such action, suit or proceeding.

6.06 Financial Condition. The financial statements listed in Schedule 6.06, copies of which have been furnished to the Agent, fairly present, and the financial statements delivered pursuant to Section 7.0l(d) will fairly present, the financial position of the Borrower and its Subsidiaries on a consolidated basis as at the respective dates thereof, and the results of operations of the Borrower for the respective periods indicated, all in accordance with GAAP (subject, in the case of interim statements, to normal, immaterial year-end audit adjustments). There has been no Material Adverse Event since September 30, 2005. There is no Third Party Guarantee by Borrower or any Subsidiary that is not reflected in such financial statements or in the notes thereto.

6.07 Use of Loans. The Borrower will use the proceeds of the Loans for the purposes described in Section 2.01(d). Neither the Borrower nor any Subsidiary extends or maintains, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such margin stock or maintaining or extending credit to others for such purpose.

6.08 Consents, Etc. Except for such consents, approvals, authorizations, declarations, registrations or filings delivered by the Borrower or any Subsidiary pursuant to Section 5.01(f), if any, each of which is in full force and effect, no consent, approval or authorization of or declaration, registration or filing with any governmental authority or any non-governmental person, including any creditor, lessor or shareholder of the Borrower or any Subsidiary, is required on the part of the Borrower or the Subsidiaries in connection with the execution, delivery and performance of this Agreement and the other Loan Documents or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Agreement and the other Loan Documents.

6.09 Taxes. The Borrower and its Subsidiaries have filed all tax returns (federal, state and local) required to be filed and have paid all taxes shown thereon to be due, including interest and penalties, or have established adequate financial reserves on its books and records for payment thereof. The Borrower does not know of any actual or proposed tax assessment, or any basis therefor, for which it has not established adequate financial reserves on its books and records for payment thereof.

6.10 Title to Properties. Except as otherwise disclosed in the latest balance sheet delivered pursuant to Sections 6.06 or 7.01(d), the Borrower and its Subsidiaries have a valid and indefeasible ownership interest in all of the properties and assets reflected on their consolidated balance sheet or subsequently acquired by the Borrower or any one or more of its Subsidiaries. All of such properties and assets are free and clear of any Lien, except for Permitted Liens.

6.11 Compliance with Governmental Regulations. The Borrower and its Subsidiaries are in compliance in all material respects with all Governmental Regulations (including Environmental Laws) applicable to such Person or its business or properties. Without limiting the generality of the foregoing, all material licenses, permits, orders or approvals which are required under any Governmental Regulation in connection with any of the businesses or properties of the Borrower or its Subsidiaries (“Permits”) are in full force and effect, no notice of any violation has been received in respect of any such Permits and no proceeding is pending or, to the knowledge of the Borrower, threatened to terminate, revoke or limit any such Permits.

6.12 ERISA. The Borrower, its Subsidiaries, their ERISA Affiliates and their respective Plans are in compliance in all material respects with those provisions of ERISA and of the Code which are applicable to any Plan. No Prohibited Transaction and no Reportable Event has occurred with respect to any such Plan. The Borrower nor any of its Subsidiaries or any of their ERISA Affiliates is an employer with respect to any Multi-employer Plan. The Borrower, its Subsidiaries and each of their ERISA Affiliates have met the minimum funding requirements under ERISA and the Code with respect to each of their respective Plans, if any, and have not incurred any liability to the PBGC or any Plan. There is no material unfunded benefit liability, determined in accordance with Section 4001(a)(18) of ERISA, with respect to any Plan of the Borrower, its Subsidiaries or their ERISA Affiliates.

6.13 Environmental Matters. Except as disclosed in Schedule 6.13, and without limiting the generality of Section 6.11:

(a) No written demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or otherwise, arising under, relating to or in connection with any Environmental

Laws is pending or, to the best of the Borrower’s knowledge, threatened against Borrower, any Subsidiary, any Property or any past or present operation of Borrower or any of the Subsidiaries which could result in a Material Adverse Event.

(b) The Borrower has no knowledge of any existing violation of Environmental Laws at or about any Property, and the Borrower does not have any knowledge of any actions commenced or threatened by any party for or related to or arising out of non-compliance with Environmental Laws which apply to any Property, activities at any Property or Hazardous Materials at, from or affecting any Property.

(c) None of the Property appears on the National Priority List (as defined under federal law) or any state listing which identifies sites for remedial clean-up or investigatory actions. To the best of the Borrower’s knowledge, none of the Property has been contaminated with substances which give rise to a clean-up obligation under any Environmental Law or common law.

6.14 Investment Company Act; Public Utility Holding Company Act. Neither the Borrower nor its Subsidiaries (i) are an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended or (ii) a “holding company,” or a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935.

6.15 Solvency. The Borrower individually is, and the Borrower and its Subsidiaries taken as a whole are, and during the term of this Agreement, the Borrower individually, and the Borrower and its Subsidiaries taken as a whole, will be at all times, Solvent, both before and after giving effect to the transactions contemplated by the Loan Documents.

6.16 Disclosure. No report or other information furnished in writing by the Borrower to the Agent or the Banks in connection with the negotiation or administration of this Agreement, taken as a whole, contains any material misstatement of fact or omits to state any material fact or any fact necessary to make the statements contained therein not misleading. Neither this Agreement, the other Loan Documents, nor any other document, certificate, or report or statement or other information furnished to the Agent or the Banks by the Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to the Borrower which materially and adversely affects the business, properties, operations, condition, financial or otherwise, or prospects of the Borrower, which has not been set forth in this Agreement or in the other documents, certificates, statements, reports and other information furnished in writing to the Agent or the Banks by or on behalf of the Borrower in connection with the transactions contemplated hereby.

6.17 Intellectual Properties; Licenses. Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person (provided, as of the Closing Date, Borrower and its Subsidiaries do not possess any registered intellectual property rights). To the best knowledge of Borrower, no slogan or other advertising device, product, process, method, substance, part of other material now employed, or now contemplated to be employed, by Borrower or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to cause a Material Adverse Event to occur.

ARTICLE VII. COVENANTS

7.01 Affirmative Covenants. The Borrower covenants and agrees that, until the Termination Date and thereafter until payment in full of the principal of and accrued interest on the Notes and the payment or performance of all other Obligations, unless the Required Banks shall otherwise consent in writing, the Borrower shall, and shall cause each of its Subsidiaries (excluding Financial Services of North Carolina, Inc.) to:

(a) Preservation of Corporate Existence; Etc. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, and its qualification as a foreign corporation in good standing in each jurisdiction in which such qualification is necessary under applicable law, and the rights, licenses, permits (including those required under Environmental Laws), franchises, patents, copyrights, trademarks and trade names material to the conduct of its businesses; and defend all of the foregoing against all claims, actions, demands, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority.

(b) Compliance with Laws; Etc. Comply, in all material respects, with all Governmental Regulations (including ERISA, the Code and Environmental Laws), in effect from time to time; and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income, revenues or property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to any Lien upon such properties or any portion thereof, except to the extent that payment of any of the foregoing is then being contested in good faith by appropriate legal proceedings and with respect to which adequate financial reserves have been established on the books and records of the Borrower or a Subsidiary.

(c) Maintenance of Properties; Insurance. Maintain, preserve and protect all property that is material to the conduct of its business and keep such property in reasonable repair, working order and condition (except for equipment or other property no longer used or useful in the conduct of its business or the business of its Subsidiaries) and from time to time make, or cause to be made all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times in accordance with customary and prudent business practices for similar businesses; and maintain in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is usually carried by companies engaged in similar businesses and owning similar properties similarly situated and maintain in full force and effect public liability insurance, business interruption insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of its activities or any properties owned, occupied or controlled by it, in such amounts as it shall reasonably deem necessary, and maintain such other insurance as may be required by Governmental Regulations or as may be reasonably requested by the Agent. Each policy of insurance shall provide for not less than thirty (30) days’ prior written notice to the Agent of termination, lapse or cancellation of such insurance. All policies of casualty insurance shall name the Agent as a loss payee and general liability policies shall name the Agent as an additional insured. Insurance proceeds resulting from any casualty shall be applied by Borrower or any Subsidiary pursuant to the applicable provisions of the Security Agreement. The Borrower shall deliver to the Agent copies of all or any of such insurance policies or the related certificates of insurance.

(d) Reporting Requirements. Furnish to the Agent the following:

(i) promptly, and in any event within three (3) Business Days after becoming aware of the occurrence, notice of (A) any Default or Event of Default, (B) the commencement of any material litigation against, by or affecting the Borrower or any Subsidiary, and any material developments therein, (C) any development in the business or affairs of the Borrower or any Subsidiary which has resulted in or which is likely, in the reasonable judgment of the Borrower, to result in a Material Adverse Event, (D) the occurrence of a Reportable Event or Prohibited Transaction, or (E) the occurrence of an Internal Control Event, together with a statement of the president or chief financial officer of Borrower setting forth details of such Event of Default or such event or condition or such litigation and the action which the affected person has taken and proposes to take with respect thereto;

(ii) as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of the Borrower and its Subsidiaries (other than the fourth fiscal quarter), the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter and the consolidated statements of income of the Borrower and its Subsidiaries for the quarter period then ended and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, the consolidated balance sheet and the statements of income and cash flows of the Borrower and its Subsidiaries of the end of and for such period, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail and duly certified (subject to normal, immaterial year-end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with GAAP, together with a certificate in the form of Exhibit F attached hereto of the chief financial officer of the Borrower (A) stating that no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, a statement setting forth the details thereof and the action which the applicable person has taken and proposes to take with respect thereto, and (B) setting forth a computation (which computation shall accompany such certificate and shall be in reasonable detail) showing compliance with Sections 7.02(a), (b), (c) and (d) of this Agreement;

(iii) as soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year of the Borrower and its Subsidiaries, a copy of the consolidated financial statements specified in Section 7.01(d)(ii) as of the end of, and for, such fiscal year, with a customary audit report of such independent certified public accountants selected by the Borrower and the Subsidiaries and reasonably acceptable to the Agent, without qualifications unacceptable to the Agent, together with a certificate in the form of Exhibit F attached hereto of the chief financial officer of the Borrower (A) stating that no Default or Event of Default has occurred or is continuing or if any Default or Event of Default has occurred and is continuing, a statement setting forth the details thereof and the action which the applicable person has taken and proposes to take with respect thereto, and (B) setting forth a computation (which computation shall accompany such certificate and shall be in reasonable detail) showing compliance with Sections 7.02(a), (b), (c) and (d) of this Agreement;

(iv) within sixty (60) days after each fiscal year end, a budget for the Borrower and its Subsidiaries for the following fiscal year in form reasonably acceptable to the Agent;

(v) within thirty (30) days after the end of each month for each month in which a Loan or Letter of Credit is outstanding as of the last day of such month and, in any event, not less frequently than forty-five (45) days after the end of each calendar quarter and in connection with each request for a Loan or issuance of a Letter of Credit if the following have not been provided as of the end of the prior month, (A) a Borrowing Base Certificate in the form of Exhibit G hereto duly completed and executed by the chief financial officer of the Borrower and (B) a net charge-off report in form and content acceptable to the Agent;

(vi) promptly after receipt thereof by the Borrower, copies of any audit or management reports submitted to it by independent accountants which report any material weakness in the internal controls of the Borrower or any of its Subsidiaries;

(vii) promptly after the same are filed or otherwise transmitted, copies of each annual report, proxy or financial statement or other communication sent to the Borrower’s stockholders and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the Securities and Exchange Commission or with any securities exchange or the Nasdaq Stock Market;

(viii) promptly, and in any event within five (5) Business Days after receipt by Borrower or any of its Subsidiaries, a copy of each notice or other correspondence received from the Securities and Exchange Commission concerning any investigation or possible investigation or other inquiry by such agency regarding financial and other operational results of Borrower or any of its Subsidiaries;

(ix) promptly, of any material change in the accounting policies or financial reporting practices by Borrower or any Subsidiary;

(x) promptly after the furnishing thereof, copies of any statement or report furnished to the holder of debt securities of Borrower or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Agent or the Banks pursuant to this Section 7.01(d);

(xi) not later than five (5) Business Days prior to the acquisition or creation of a new Subsidiary, notice of the Borrower’s plan to acquire or create the new Subsidiary;

(xii) promptly, such other information respecting the business, properties, operations or condition, financial or otherwise, of the Borrower or any Subsidiary as the Agent may from time to time reasonably request upon reasonable notice; and

(xiii) promptly, and in any event within five (5) days of Borrower’s (or a Subsidiary’s) receipt of service of process, notice of any non-employee related lawsuit in which Borrower or a Subsidiary is named as a defendant.

(e) Accounting, Access to Records, Books, etc. Maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with GAAP and to comply with the requirements of this Agreement and, at any reasonable time upon advance notice from the Agent from time to time, (i) permit the Agent or any agents or representatives thereof to examine and make, to the extent deemed reasonably necessary by Agent, copies of and abstracts from the records and books of account of, and visit the properties of, Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of Borrower with their respective directors, officers, employees and independent auditors, and by this provision the Borrower does hereby authorize the same, and (ii) permit the Agent or any of its agents or representatives to conduct a comprehensive field audit of the books, records, properties and assets of the Borrower and its Subsidiaries at the Borrower’s expense; provided, however, Borrower shall be liable for the expense of only one such audit each calendar year unless an Event of Default shall exist, under which circumstances, Borrower shall be liable for all such audits conducted by Agent.

(f) Further Assurances. Execute and deliver promptly after request therefor by the Agent all other instruments and documents and take all other action that may be necessary or desirable, or that the Agent may reasonably request, in order to give effect to, and to aid in the exercise and enforcement of the rights and remedies of the Agent and the Banks under, this Agreement and the other Loan Documents. In addition, the Borrower agrees to deliver to the Agent from time to time upon the acquisition or creation of any Subsidiary not listed in Schedule 6.04 supplements to such Schedule, so that such Schedule, together with such supplements, shall at all times accurately reflect the information provided for thereon.

(g) New Subsidiaries. Simultaneously with the acquisition or creation of any Subsidiary, cause to be delivered to the Agent each of the following:

(i) a Guaranty executed by such Subsidiary substantially in the form of Exhibit B;

(ii) a Subsidiary Security Agreement of such Subsidiary substantially in the form of Exhibit C, together with such Uniform Commercial Code financing statements on Form UCC-1 naming such Subsidiary as “Debtor” and naming the Agent for the benefit of the Lenders as “Secured Party”, in form, substance and number sufficient in the reasonable opinion of the Agent and its counsel to be filed in all Uniform Commercial Code filing offices in all jurisdictions in which filing is necessary or advisable to perfect in favor of the Agent for the benefit of the Lenders the Lien on the Collateral to the extent such Lien may be perfected by Uniform Commercial Code filing;

(iii) an amendment to the Pledge Agreement which results in all of the stock or other ownership interests of the Subsidiary to be subject to the Pledge Agreement and further deliver to the Agent all certificates of stock or other ownership interests as Agent may require in order for Agent to perfect a security interest in such stock or ownership interests;

(iv) if requested by Agent, an opinion of counsel to the Subsidiary dated as of the date of delivery of the Guaranty and other Loan Documents provided for in this Section 7.01(g) and addressed to the Agent and the Banks, as to the due execution delivery and enforceability of the Guaranty and the Security Agreement and such other matters as reasonably required by the Agent;

(v) current copies of the organizational documents of such Subsidiary, minutes of duly called and conducted meetings (or duly effected consent actions) of the Board of Directors, partners, or appropriate committees thereof (and, if required by such organizational documents, operating documents or applicable law, of the shareholders, members or partners) of such Subsidiary authorizing the actions and the execution and delivery of documents described in this Section 7.01(g).

7.02 Negative Covenants. Until the Termination Date and thereafter until payment in full of the principal of and accrued interest on the Notes and the payment and performance of all other Obligations, the Borrower agrees that, unless the Required Banks shall otherwise consent in writing, it shall not, nor shall it allow any of its Subsidiaries to:

(a) Consolidated Net Worth. Permit or suffer Consolidated Net Worth to be, at any fiscal quarter end after the Closing Date, less than the sum of (i) $81,600,000.00, plus (ii) seventy-five percent (75%) of Consolidated Net Income of Borrower accumulated quarterly from and after the Closing Date, plus (iii) one hundred percent (100%) of any Net Proceeds received after the Closing Date; provided, however, that no deduction shall be made for any period where Consolidated Net Income is less than zero and no loss shall reduce any amount added for any other period.

(b) Fixed Charge Coverage Ratio. Permit or suffer the Fixed Charge Coverage Ratio, determined for the Borrower and its Subsidiaries on a Consolidated basis as of the end of each fiscal quarter of the Borrower after the Closing Date, to be less than 1.25 to 1.

(c) Leverage Ratio. Permit or suffer the Leverage Ratio, determined for the Borrower and its Subsidiaries on a Consolidated basis as of the end of each fiscal quarter of the Borrower after the Closing Date, to exceed 2.00 to 1.

(d) Capital Expenditures. Permit Borrowers’ consolidated Capital Expenditures to exceed $15,000,000.00 for any Fiscal Year of Borrower.

(e) Liens. Create, incur or suffer to exist any Lien on any of the assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired, of Borrower or any Subsidiary, other than the following (collectively, the “Permitted Liens”):

(i) Liens for taxes not delinquent or for taxes being contested in good faith by appropriate proceedings and as to which adequate financial reserves have been established on its books and records;

(ii) Liens (other than any Lien imposed by ERISA) created and maintained in the ordinary course of business which are not material in the aggregate, and which would not constitute or result in a Material Adverse Event, and which constitute (A) pledges or deposits under worker’s compensation laws, unemployment insurance laws or similar legislation, (B) good faith deposits in connection with bids, tenders, contracts or leases to which Borrower is a party for a purpose other than borrowing money or obtaining credit, including rent security deposits, (C) Liens imposed by law, such as those of carriers, warehousemen and mechanics, if payment of the obligation secured thereby is not yet due, (D) Liens securing taxes, assessments or other governmental charges or levies not yet subject to penalties for nonpayment, and (E) pledges or deposits to secure public or statutory obligations of Borrower or a Subsidiary, or surety, customs or appeal bonds to which Borrower or a Subsidiary is a party;

(iii) Liens affecting real property owned by Borrower or any Subsidiary which constitute minor survey exceptions or defects or irregularities in title, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of such real property; provided, however, that all of the foregoing, in the aggregate, do not at any time materially detract from the value of said properties or materially impair their use in the operation of the businesses of the Borrower or any Subsidiary;

(iv) each Lien described in Schedule 7.02(e) may be suffered to exist upon the same terms as those existing on the date hereof, but no extension or renewal thereof shall be permitted except for a refinancing in the ordinary course of business for an amount not in excess of the original amount subject to such Lien;

(v) Liens arising out of judgments or awards against the Borrower or any Subsidiary with respect to which the Borrower or such Subsidiary shall be prosecuting an appeal or proceeding for review and with respect to which it shall have obtained a stay of execution pending such appeal or proceeding for review; provided, however, that the aggregate amount of judgments or awards, that are not insured by a financially sound and reputable insurer that has admitted liability without a reservation of rights, secured by such Liens shall not exceed $500,000 at any time outstanding;

(vi) Liens on or upon any property existing at the time of acquisition thereof by any Borrower or any Subsidiary; provided, however, that no such Lien shall (A) extend to or cover any other property, and (B) have been created in contemplation or as a result of such acquisition by the Borrower or such Subsidiary;

(vii) Liens on or upon any property of a Person existing at the time such Person shall be merged into or acquired by the Borrower or any Subsidiary pursuant to Section 7.02(f); provided, however, that no such Lien shall (A) extend to or cover any other property of any Borrower or such Subsidiary, (B) have been created in contemplation or as a result of such merger or acquisition, and (C) secure Indebtedness assumed by Borrower or any Subsidiary in excess of $1,500,000.00;

(viii) purchase money Liens upon or in property of the Borrower or a Subsidiary acquired after the Closing Date; provided, however, that no such Lien shall extend to or cover any other property of the Borrower or a Subsidiary; and

(ix) Liens granted solely in connection with the execution and delivery of a Hedge Agreement between the Borrower and a Bank or an Affiliate of a Bank.

(f) Merger, Purchase of Assets, Acquisitions, Etc. Purchase or otherwise acquire, whether in one or a series of transactions, all or a substantial portion of the business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, of any Person, or all or a substantial portion of the capital stock of or other ownership interest in any other Person, other than a Permitted Acquisition; nor merge or consolidate or amalgamate with any other person or take any other action having a similar effect (other than a Permitted Acquisition); nor enter into any joint venture or similar arrangement with any other person; provided, further, that this Section 7.02(f) shall not prohibit any merger or consolidation solely between or among the Borrower and its Subsidiaries, so long as a Borrower is the surviving Person of such merger or consolidation.

(g) Disposition of Assets; Etc. In a single transaction, sell, lease, license, transfer, assign or otherwise dispose of any of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, for sale consideration in excess of $1,500,000.00, other than inventory sold in the ordinary course of business upon customary credit terms, sales of obsolete or damaged material or equipment, sales of used vehicles and trailers, and sales or redemptions of life insurance policies owned by the Borrower.

(h) Nature of Business. Make any substantial change in the nature of its business from that engaged in on the Closing Date or engage in any other businesses other than those in which it is engaged on the Closing Date.

(i) Investments. Make or commit to make any Investment, other than a Permitted Investment.

(j) Transactions with Affiliates. Enter into, or permit or suffer to exist, any transaction or arrangement with any Affiliate, except (i) on terms which are no less favorable to the Borrower than could be obtained from Persons who are not Affiliates and (ii) Investments which are permitted under Section 7.02(i).

(k) Restricted Payments. Make or commit to make any Restricted Payment at any time after the Closing Date if a Default or Event of Default has occurred and is continuing or would result from such Restricted Payment.

(l) Indebtedness. Create, incur or suffer to exist any liability for Indebtedness, except: (i) to Agent and the Banks under this Agreement, (ii) as specified in Schedule 7.02(l), (iii) other Indebtedness not exceeding $500,000.00 in the aggregate, (iv) to any of the Banks or an Affiliate of a Bank under a Hedge Agreement, (v) loans between the Borrower and its Subsidiaries which are Guarantors hereunder and (vi) Third Party Guarantees issued by QC Financial Services of Texas, Inc. as a credit service organization.

(m) Contingent Liabilities. Create, incur or suffer to exist any Contingent Liability, except Related Party Contingent Liabilities.

(n) Fiscal Year. Change its Fiscal Year.

ARTICLE VIII. DEFAULT

8.01 Events of Default. The occurrence of any one of the following events or conditions shall be deemed an “Event of Default” hereunder unless waived by the Required Banks pursuant to Section 11.01:

(a) Nonpayment. The Borrower shall fail to pay (i) when due (whether by mandatory prepayment or otherwise) any principal of the Notes or (ii) more than five (5) days after the due date thereof, any interest on the Notes on any fees or any other Obligations payable hereunder.

(b) Misrepresentation. Any representation or warranty made by the Borrower in Article VI or in any certificate, report, financial statement or other document furnished by the Borrower or a Guarantor in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made or deemed made.

(c) Certain Covenants. Any term, covenant or agreement contained in Sections 7.01(d), 7.01(g), 7.02 shall be breached.

(d) Other Defaults. Any term, covenant or agreement contained in this Agreement or any other Loan Document (other than Section 7.02 or with regard to payments) shall be breached, and such breach shall remain unremedied for thirty (30) calendar days after (i) notice thereof by the Borrower to Agent or (ii) the date Borrower was required to give notice to Agent under Section 7.01(d)(i)(A).

(e) Other Indebtedness to the Banks. The Borrower shall fail to pay any part of the principal of, the premium, if any, or the interest on, or any other payment of money due under, any Indebtedness owed to the Banks, other than Obligations under this Agreement, beyond any period of grace provided with respect thereto.

(f) Cross Default. The Borrower or any Subsidiary shall fail to pay any part of the principal of, the premium, if any, or the interest on, or any other payment of money due under, any of its Indebtedness (other than Indebtedness under this Agreement or other Indebtedness owed to the Banks), beyond any period of grace provided with respect thereto, which individually or together with other such Indebtedness as to which any such failure exists has an aggregate outstanding principal amount in excess of $500,000.00; or the Borrower or any Subsidiary shall fail to perform or observe any other term, covenant or agreement contained in any agreement, document or instrument evidencing or securing any such Indebtedness having such aggregate outstanding principal amount, or under which any such Indebtedness was issued or created, beyond any period of grace, if any, provided with respect thereto if the effect of such failure is either (i) to cause, or permit the holders of such Indebtedness (or a trustee on behalf of such holders) to cause, any payment in respect of such Indebtedness to become due prior to its due date or (ii) to permit the holders of such Indebtedness (or a trustee on behalf of such holders) to elect a majority of the board of directors of the Borrower.

(g) Judgments. One or more judgments or orders for the payment of money in an aggregate amount of $500,000 or more shall be rendered against the Borrower or any Subsidiary (other than any judgment for which a financially sound and reputable insurer has admitted liability without reservation of rights), or any other judgment or order (whether or not for the payment of money) shall be rendered against or shall affect the Borrower or any Subsidiary which causes or could cause a Material Adverse Event or which does or could have an adverse effect on the legality, validity or enforceability of this Agreement or any other Loan Document and either (i) such judgment or order shall have remained unsatisfied and the Borrower shall not have taken action necessary to stay enforcement thereof by reason of pending appeal or otherwise, prior to the expiration of the applicable period of limitations for taking such action or, if such action shall have been taken, a final order denying such stay shall have been rendered, or (ii) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order.

(h) ERISA. The occurrence of one or more Reportable Events that result in or could result in liability of the Borrower, any Subsidiary or their respective ERISA Affiliates to the PBGC or to any Plan of $250,000 or more, in the aggregate, and such Reportable Event or Events are not corrected within thirty (30) days after the occurrence thereof; or the occurrence of any Reportable Event which could constitute grounds for termination of any Plan of the Borrower, any Subsidiary or their respective ERISA Affiliates by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan and such Reportable Event is not corrected within thirty (30) days after the occurrence thereof; or the filing by the Borrower, any Subsidiary or any of their respective ERISA Affiliates of a notice of intent to terminate a Plan or the institution of other proceedings to terminate a Plan; or the Borrower, any Subsidiary or any of their respective ERISA Affiliates shall fail to pay when due any liability to the PBGC or to a Plan; or the PBGC shall have instituted proceedings to terminate, or to cause a trustee to be appointed to administer, any Plan of the Borrower, any Subsidiary or their respective ERISA Affiliates; or any person engages in one or more Prohibited Transactions with respect to any Plan which result in or could result in liability of any Borrower, a Subsidiary, any of their respective ERISA Affiliates, or any fiduciary of any such Plan of $250,000 or more, in the aggregate; or one or more failures by the Borrower, any Subsidiary or any of their respective ERISA Affiliates to make a required installment or other payment to any Plan within the meaning of Section 302(f) of ERISA or Section 412(n) of the Code that result in or could result in liability of the Borrower, any Subsidiary or any of their respective ERISA

Affiliates to the PBGC or any Plan for $250,000 or more, in the aggregate; or the withdrawal of the Borrower, a Subsidiary or any of their respective ERISA Affiliates from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; or the Borrower, a Subsidiary or any of their respective ERISA Affiliates becomes an employer with respect to any Multi-employer Plan without the prior written consent of the Agent.

(i) Insolvency, Etc. The Borrower: shall be dissolved or liquidated (or any final judgment, order or decree therefor shall be entered); or shall generally not pay its debts as they become due; or shall admit in writing its inability to pay its debts generally; or shall make a general assignment for the benefit of creditors; or shall institute, or there shall be instituted against the Borrower, any proceeding or case seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or seeking the entry of an order for relief, or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its assets, rights, revenues or property, and, if such proceeding is instituted against the Borrower and is being contested by the Borrower, in good faith by appropriate proceedings, such proceeding shall remain undismissed or unstayed for a period of sixty (60) days; or shall take any action (corporate or other) to authorize or further any of the actions described above in this subsection.

(j) Change of Control. There occurs any Change of Control with respect to the Borrower or any Guarantor.

(k) Enforceability of Loan Documents. This Agreement or any of the other Loan Documents shall, at any time after their respective execution and delivery, and for any reason, cease to be in full force and effect or shall be declared null and void, or be revoked or terminated, or the validity or enforceability thereof or hereof shall be contested by the Borrower or any stockholder of the Borrower, or the Borrower shall deny that it has any or further liability or obligation thereunder or hereunder, as the case may be.

(l) Material Adverse Event Resulting From Legislation. Any state in which Borrower or any Subsidiary operates passes a law or laws that make deferred check cashing or payday lending illegal or unprofitable, and which would, with the passage of time, constitute a Material Adverse Event.

(m) Material Adverse Event. The occurrence of a Material Adverse Event.

8.02 Remedies.

(a) Termination of Commitment; Acceleration. Upon the occurrence and during the continuance of any Event of Default the Agent shall, at the request of, or may with the consent of, the Required Banks, by notice to the Borrower terminate the Commitments or declare the outstanding principal of, and accrued interest on, the Notes and all other Obligations to be immediately due and payable, or both, whereupon the Commitments shall terminate forthwith and all such amounts shall become immediately due and payable, or both, and the Borrower shall deliver to Agent cash collateral in an amount equal to the Letter of Credit Outstandings; provided, however, that in the case of any event or condition described in Section 8.01(i) with respect to the Borrower, the Commitments shall automatically terminate forthwith and all such amounts (including, without limitation, cash collateral for Letters of Credit) shall automatically become immediately due and payable without notice; in all cases without demand, presentment, protest, diligence, notice of dishonor or other formality, all of which are hereby expressly waived.

(b) Other Remedies. Upon the occurrence and during the continuance of an Event of Default, the Agent shall, at the request of, or may with the consent of, the Required Banks, exercise and enforce any and all other rights and remedies available to the Agent or the Banks, whether arising under this Agreement or any other Loan Document or under applicable law, in any manner deemed appropriate by the Agent, including suit in equity, action at law, or other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Agreement or in any other Loan Document or in aid of the exercise of any power granted in this Agreement or any other Loan Document or under applicable law.

(c) Set Off. Upon the occurrence and during the continuance of any Event of Default, the Banks may at any time and from time to time, without advance notice to the Borrower (any requirement for such advance notice being expressly waived by the Borrower) set off and apply against any and all of the Obligations any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Banks to or for the credit or the account of the Borrower and any property of any Borrower from time to time in possession of the Banks, irrespective of whether or not the Agent or the Banks shall have made any demand hereunder. The Borrower hereby grants to the Banks a Lien on all such deposits, indebtedness and property as collateral security for the payment and performance of the Obligations.

ARTICLE IX. AGENCY PROVISIONS

9.01 Appointment of Agent. U.S. Bank is hereby appointed Agent hereunder and under each of the other Loan Documents. Each Bank irrevocably authorizes U.S. Bank to act as the Agent for such Bank. Agent shall not have any duties or responsibilities except those expressly stated in the Loan Documents, nor any fiduciary relationship with any Bank, and no implied covenants, functions, duties, responsibilities, obligations or liabilities shall be read into the Loan Documents or otherwise exist against Agent by reason of this Agreement.

9.02 Powers. Agent shall have and may exercise such powers hereunder as are specifically delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Agent shall not have any implied duties to Banks, or any obligation to Banks to take any action hereunder except action specifically provided by this Agreement to be taken by Agent.

9.03 General Immunity of Agent. Neither Agent nor any of their directors, officers, agents, or employees shall be liable to any Bank for any act or failure to act with respect to their respective duties hereunder that does not constitute gross negligence or willful misconduct.

9.04 No Responsibility for Loans, Recitals, etc. Agent and its directors, officers, agents, and employees shall not be responsible to Banks for any recitals, reports, statements, warranties or representations herein or in any other Loan Document or be bound to ascertain or inquire as to the performance or observance of any of the terms of this Agreement.

9.05 Actions on Instructions of Required Banks. Agent and its directors, offices, agents, and employees shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with written instructions executed by the Required Banks, and such instructions and any act or failure to act pursuant thereto shall be binding on all Banks and on all holders of Notes.

9.06 Employment of Agents and Counsel. Agent may execute any of their duties hereunder by or through employees, agents, and attorneys-in-fact and shall not be answerable to Banks, except as to money or securities received by them or their authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by them with reasonable care. Agent, at its own expense, shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and their duties hereunder.

9.07 Reliance on Documents; Counsel. Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by them to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by either of them, which counsel may be its employees.

9.08 Agent’s Reimbursement and Indemnification Rights. Banks agree to reimburse and indemnify Agent pro rata according to their Applicable Commitments Percentages: (i) for any amounts not reimbursed by the Borrower for which Agent is entitled to reimbursement by the Borrower under the Loan Documents, including without limitation, fees and expenses incurred by Agent for its legal counsel, (ii) for any other expenses incurred by Agent on behalf of the Banks in connection with the enforcement of the Loan Documents, and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement or any other document delivered in connection with this Agreement or the transactions contemplated hereby or the enforcement of any of the terms hereof or of any such other documents; provided, however, that no Bank shall be liable for any of the foregoing to the extent arising from any act or failure to act of Agent that constitutes gross negligence or willful misconduct with respect to its duties as Agent hereunder.

9.09 Rights as a Bank. With respect to its Commitments, Loans made by it and the Notes issued to it, Agent shall have the same rights and powers hereunder as any Bank and may exercise the same as though it was not Agent and the term “Bank” or “Banks” shall, unless the context otherwise indicates, include Agent and in its individual capacity as a lender hereunder. Agent may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not Agent hereunder.

9.10 Independent Credit Decisions. Each Bank acknowledges that it has, independently and without reliance upon Agent or any other Bank, and based on the initial financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Bank also acknowledges that it will, independently and without reliance upon Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

9.11 Successor Agents. Agent may resign at any time by giving written notice thereof to Banks and the Borrower. At the time of such resignation, Agent or shall have the right to assign its rights and delegate its associated obligations as Agent under the Loan Documents to one or more other financial institutions. If Agent resigns without assigning its rights and delegating its associated obligations as Agent under the Loan Documents, then the Required Banks, with (absent the existence of an Event of Default) the consent of the Borrower which shall not be unreasonably withheld, shall have the right to appoint, on behalf of the Borrower and Banks, a successor Agent. If no successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent’s or giving notice of resignation, the retiring Agent may appoint, on behalf of the Borrower and Banks, a successor Agent. Such successor Agent shall be a commercial bank having capital and retained earnings of at least $250,000,000.00. Agent’s resignation shall not be effective until a successor Agent has been appointed and accepts such appointment. Upon a successor Agent’s acceptance of its appointment, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent as such, and the resigning Agent shall be discharged from its duties and obligations as Agent hereunder. After the resignation of Agent, the provisions of this Article IX shall continue in effect for the resigning Agent’s benefit in respect of any act or failure to act while it was Agent hereunder.

9.12 Notification of Banks. Each Bank agrees to use its good faith efforts, upon becoming aware of anything which would likely constitute a Material Adverse Event, to promptly notify the Agent thereof. Agent shall promptly deliver to each Bank copies of every written notice, demand, report (including any financial report), or other writing which Agent gives to or receives from the Borrower and which itself (i) constitutes, or which contains information about, something that would likely constitute a Material Adverse Event with respect to the Obligations, or (ii) is otherwise delivered to Agent by the Borrower pursuant to the Loan Documents and is deemed material information by Agent in its sole discretion. Agent and its directors, officers, agents, and employees shall have no liability to any Bank for failure to deliver any such item to such Bank unless the failure constitutes gross negligence or willful misconduct.

9.13 No Knowledge of Default. Agent shall not be deemed to have knowledge of any Default or Event of Default unless Agent has received written notice thereof from a Bank or the Borrower referring to this Agreement and describing such Default or Event of Default, or Agent otherwise has actual knowledge thereof. If Agent receives such notice or otherwise acquires such actual knowledge, Agent shall notify Banks of the same, solicit advice from Banks as to the appropriate course of action, and take such action as is directed by the Required Banks; provided, however, that unless and until Agent has received such directions, Agent may at its option take such actions as it deems appropriate without the direction of the Required Banks in circumstances where the ability of Banks to recover the Obligations may otherwise be materially impaired.

9.14 Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower or any Guarantor, Agent (irrespective of whether the principal of the Loans or any Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, the Reimbursement Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Banks, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent. Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or to authorize Agent to vote in respect of the claim of any Bank in any such proceeding.

9.15 Collateral Matters.

(a) Each Bank hereby irrevocably authorizes and directs Agent to enter into the Collateral Documents for the benefit of such Bank. Each Bank hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 11.01, any action taken by the Required Lenders, in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Banks. Agent is hereby authorized (but not obligated) on behalf of all of Bank, without the necessity of any notice to or further consent from any Bank from time to time prior to, an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents.

(b) Each Bank hereby irrevocably authorizes Agent, at its option and in its discretion,

(i) to release any lien on any property granted to or held by Agent under any Loan Document (A) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (C) if approved, authorized or ratified in writing by all Banks, or (D) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default; and

(ii) to subordinate any Lien on any property granted to or held by Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document.

Upon request by Agent at any time, each Bank will confirm in writing Agent’s authority to release or subordinate its interest in particular types or items of Collateral pursuant to this Section 9.15(b).

(c) Subject to (b) above, Agent shall (and is hereby irrevocably authorized by each Bank to), execute such documents as may be necessary to evidence the release or subordination of the Liens granted to Agent for the benefit of Agent and the Banks herein or pursuant hereto upon the applicable Collateral; provided that (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any Guarantor in respect of) all interests retained by Borrower or any Guarantor, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Agent shall be authorized to deduct all expenses reasonably incurred by Agent from the proceeds of any such sale, transfer or foreclosure.

(d) Agent shall have no obligation whatsoever to any Bank or any other Person to assure that the Collateral exists or is owned by Borrower or any other Person or is cared for, protected or insured or that the Liens granted to Agent herein or in any of the Collateral Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 9.15 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral as one of the Banks and that Agent shall have no duty or liability whatsoever to the Banks.

(e) The Banks hereby appoint each other Bank as agent for the purpose of perfecting the Banks’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Bank (other than Agent) obtain possession of any such Collateral, such Bank shall notify Agent thereof, and, promptly upon Agent’s request therefore shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

ARTICLE X. PAYMENT CONVENTIONS

10.01 Pro Rata Payments. Except as otherwise specified herein: (a) each payment on account of the principal of and interest on Loans, the fees described in Section 2.9(a) and (b), and the Reimbursement Obligations as to which the Banks have funded their respective Participations which remain outstanding, shall be made to the Agent for the account of the Banks pro rata based on their Applicable Commitment Percentages, and (b) the Agent will promptly distribute to the Banks in immediately available funds payments received in fully collected, immediately available funds from the Borrower.

10.02 Intraday Funding. Without limiting the provisions of Section 10.03, unless the Borrower or any Bank has notified the Agent not later than 10:00 a.m. of the Business Day before the date any payment (including in the case of Banks any Loan) to be made by it is due, that it does not intend to remit such payment, the Agent may, in its discretion, assume that each Borrower or the Bank, as the case may be, has timely remitted such payment in the manner required hereunder and may, in its discretion and in reliance thereon, make available such payment (or portion thereof) to the Person entitled thereto as otherwise provided herein. If such payment was not in fact remitted to the Agent in the manner required hereunder, then:

(a) If the Borrower fails to make such payment, each Bank shall forthwith on demand repay to the Agent the amount of such assumed payment made available to such Bank, together with interest thereon in respect of each day from and including the date such amount was made available by the Agent to such Bank to the date such amount is repaid to the Agent at the Federal Funds Rate; and

(b) If any Bank failed to make such payment, the Agent shall be entitled to recover such corresponding amount forthwith upon the Agent’s demand therefore, the Agent promptly shall notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent in immediately available funds upon receipt of such demand. Agent also shall be entitled to recover interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent, and (i) from such Bank at a rate per annum equal to the daily Federal Funds Rate, or (ii) from the Borrower, at a rate per annum equal to the interest rate applicable to the Loan which includes such corresponding amount. Until the Agent shall recover such corresponding amount together with interest thereon, such corresponding amount shall constitute a deficiency advance within the meaning of Section 10.03. Nothing herein shall be deemed to relieve any Bank from its obligations to fulfill its commitments hereunder or to prejudice any rights which the Agent or the Borrower may have against any Bank as a result of any default by such Bank hereunder.

10.03 Deficiency Advances; Failure to Purchase Participations. No Bank shall be responsible for any default of any other Bank in respect to such other Bank’s obligation to make any Loan hereunder or to fund its purchase of any Participation hereunder, nor shall the Loan Commitment or the Letter of Credit Commitment (as identified on Schedule 2.01) of any Bank hereunder be increased as a result of such default of any other Bank. Without limiting the generality of the foregoing or the provisions of Section 10.02, in the event any Bank shall fail to advance funds to the Borrower as herein provided, the Agent may, in its discretion, but shall not be obligated to, advance under the applicable Note in its favor as a Bank all or any portion of such amount or amounts (“deficiency advance”) and shall thereafter be entitled to payments of principal of and interest on such deficiency advance in the same manner and at the same interest rate or rates to which such other Bank would have been entitled had it made such Loan; provided that (a) such Defaulting Bank shall not be entitled to receive payments of principal, interest or fees with respect to such deficiency advance until such deficiency advance (together with interest thereon as provided in clause (b)) shall be made by such Bank, and (b) upon payment to the Agent from such other Bank of the entire outstanding amount of each deficiency advance, together with accrued and unpaid interest thereon, from the most recent date or dates interest was paid to the Agent by Borrowers on each Loan comprising the deficiency advance at the Federal Funds Rate, then such payment shall be credited against the applicable Note of the Agent in full payment of such deficiency advance and such Borrower shall be deemed to have borrowed the amount of such deficiency advance from such other Bank as of the most recent date or dates, as the case may be, upon which any payments of interest were made by such Borrower thereon. In the event any Bank shall fail to fund its purchase of a Participation after notice from the Issuing Bank, such Bank shall pay to the Issuing Bank such amount on demand, together with interest at the Federal Funds Rate on the amount so due from the date of such notice to the date such purchase price is received by the Issuing Bank.

ARTICLE XI. MISCELLANEOUS

11.01 Amendments and Waivers. No modification, amendment or waiver of any provision of any of the Loan Documents, including, without limitation, this Agreement, and no consent to any departure therefrom by the Borrower, shall in any event be effective unless the same shall be in writing and signed by Agent on behalf of the Required Banks or by the Required Banks, and then such waiver, amendment, modification or consent shall be effective only in the specific instance and for the purpose for which given; provided, however, that no such modification, amendment, waiver or consent shall, without the written consent of all the Banks (other than any Defaulting Banks): (i) increase or decrease the Commitment of a Bank, (ii) extend the Termination Date, (iii) alter the stated maturity or principal amount of any Loan, the amortization schedule for any Loan, or the rate of interest payable on any Loan, the expiry date of any Letter of Credit or the maturity or amount of any other payment required to be made under this Agreement, (iv) release any portion of any collateral security which may be granted to the Agent for the pro rata benefit of the Banks for the Obligations except in connection with the disposition of assets as allowed by Section 7.02(g) above, or (v) amend, modify or waive the definition of Required Banks; provided, further, that no amendment, consent, modification or waiver shall affect the rights or duties of the Agent under any of the Loan Documents, unless in writing and signed by the Agent in addition to the Banks required hereinabove to take such action. No failure on the part of the Agent or any Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. The Agent shall furnish to the Banks a copy of any written request from the Borrower for any amendment, waiver or consent, together with any amendment to this Agreement.

11.02 Notices.

(a) General. All notices, requests, consents and other communications hereunder shall be in writing and shall be hand delivered or sent by certified or registered mail or courier service to the Borrower, the Agent, or the Banks at the “Address for Notices” set forth on the signature pages hereof; or to such other address as may be designated by the Borrower, the Agent, or the Banks by written notice to each other. All notices, requests, consents and other communications shall be deemed to have been given when received if hand delivered, if mailed by certified or registered mail, postage prepaid, on the third (3rd) day after such mailing, or if deposited with an expedited courier service such as “Federal Express”, on the Business Day following such deposit, in all cases, addressed to the respective address set forth on the signature pages hereof or as may otherwise be designated in accordance herewith.

(b) Notices of Termination or Prepayment. Notices by the Borrower to the Agent with respect to terminations or reductions of the Commitment pursuant to Section 2.05, and notices of prepayment pursuant to Section 2.03 shall be irrevocable and binding on the Borrower.

11.03 No Waiver By Conduct; Remedies Cumulative. No course of dealing on the part of the Agent or the Banks, nor any delay or failure on the part of the Agent or the Banks in exercising any right, power or privilege hereunder or under any other Loan Document shall operate as a waiver of such right, power or privilege or otherwise prejudice the Agent’s or the Banks’ rights and remedies hereunder or under any other Loan Document; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to the Agent or the Banks under this Agreement or under any other Loan Document, is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy granted thereunder or now or hereafter existing under any applicable law. Every right and remedy granted by this Agreement or under any other Loan Document or by applicable law to the Agent or the Banks may be exercised from time to time and as often as may be deemed expedient by the Agent or the Banks.

11.04 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of the Borrower made herein or in any certificate, report, financial statement or other document furnished by the Borrower in connection with this Agreement or any other Loan Document shall be deemed to have been relied upon by the Agent and the Banks, notwithstanding any investigation heretofore or hereafter made by the Agent or the Banks, and those covenants and agreements of the Borrower set forth in Section 11.05 shall survive the repayment in full of the Obligations and the termination of the Commitments.

11.05 Expenses; Indemnification. The Borrower agrees to pay, or reimburse the Agent for the payment of, on demand, (a) the reasonable fees and expenses of outside counsel to the Agent in connection with the preparation, execution, delivery and administration of this Agreement and the consummation of the transactions contemplated hereby, and in connection with advising the Agent as to their rights and responsibilities with respect thereto, and in connection with any amendments, waivers or consents in connection therewith, and (b) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement, the Notes and the other Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees, and (c) all reasonable costs and expenses of the Agent and the Banks (including reasonable fees and expenses of counsel and whether incurred through negotiations, legal proceedings or otherwise) in connection with any Default or Event of Default or the enforcement of, or the exercise or preservation of any rights under, this Agreement or any other Loan Document or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement. The Borrower further agrees to indemnify the Agent and the Banks for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever (including reasonable attorneys’ fees) which may be imposed on, incurred by or asserted against the Agent or the Banks in any way relating to or arising out of their duties under this Agreement or any other Loan Documents or the transactions contemplated hereby (excluding, unless a Default or an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of their duties hereunder); provided however, that the Borrower shall not be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent or the Banks. Borrower and its Subsidiaries, taken as a whole, will not be obligated under this Section 11.05 or any indemnification provision of any Guaranty or Subsidiary Security Agreement or any other agreement delivered by Borrower or a Subsidiary pursuant to this Agreement for (i) more than one firm of attorneys (together with local counsel from other firms, if reasonably necessary) representing Agent and all Banks on any matter for which indemnification is sought, or (ii) any disputes or claims between the Agent and any one or more of the Banks or between any Bank with one or more other Banks.

11.06 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Borrower may not assign their rights or obligations hereunder or under the Notes and the Banks shall not be obligated to make any Loan hereunder to any person other than the Borrower.

11.07 Assignments and Participations.

(a) Permitted Assignments. At any time after the Closing Date, any Bank may assign to one or more banks or financial institutions all or a portion of its rights and obligations under this Agreement (including all or a portion of the Notes payable to it), provided that the terms of assignment satisfy the following requirements:

(i) The Agent shall have accepted the assignment and the Borrower shall have consented to the assignment, which acceptance and consent shall not be unreasonably withheld.

(ii) Each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Bank’s rights and obligations under this Agreement.

(iii) For each assignment involving the issuance and transfer of Notes, the assigning Bank, the assignee thereunder, Borrowers and Agent shall execute an Assignment and Acceptance in the form attached hereto as Exhibit E.

(iv) The minimum Commitment which shall be assigned (which shall include the applicable portion of the assigning Bank’s Commitment) is $3,500,000.00 or such lesser amount which constitutes such Bank’s entire Commitment; provided, however, that no such minimum shall apply between a Bank and its Affiliates.

(v) The assignee shall have an office located in the United States.

(b) Consequences and Effect of Assignments.

(i) From and after the effective date specified in any Assignment and Acceptance, the assignee shall be deemed and treated as a party to this Agreement and, to the extent that rights and obligations hereunder and under the Notes held by the assignor have been assigned or negotiated to the assignee pursuant to such Assignment and Acceptance, to have the rights and obligations of a Bank hereunder as fully as if such assignee had been named as a Bank in this Agreement and of a holder of such Notes, and the assignor shall, to the extent that rights and obligations hereunder or under such Notes have been assigned or negotiated by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its future obligations under this Agreement.

(ii) By executing and delivering an Assignment and Acceptance, the assignor thereunder and the assignee confirm to and agree with each other and the other parties hereto as follows: (i) the assignment made under such Assignment and Acceptance is made under such Assignment and Acceptance without recourse; (ii) such assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of their Obligations; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements of Borrower, and such other Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assignor, or any other Bank, and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank and a holder of a Note.

(c) No Further Assignment; Assignment Fee. No assignee shall have the right to further assign its rights and obligations pursuant to Section 11.07(a). Any Bank which makes an assignment shall pay to the Agent a one-time administrative fee of $3,500.00, which shall not be reimbursed by Borrower.

(d) Agent to Retain Copies of Assignments and Acceptances. Agent shall maintain a copy of each Assignment and Acceptance delivered to and accepted by it.

(e) Notice to Borrower of Assignment. Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and the other parties thereto as aforesaid, if Agent accepts the assignment contemplated thereby, Agent shall give prompt notice thereof to Borrower. If the Borrower consents to the assignment contemplated thereby, which consent shall not be unreasonable withheld, Borrower shall execute and deliver replacement Notes to the assignor and assignee as requested by Agent and necessary to give effect to the assignment. Upon its receipt of such Notes, assignor shall mark its old Note paid or cancelled and shall return the same to the Borrower.

(f) Sale of Participations. Each Bank may, at its own cost, sell participations to one or more banks or other entities as to all or a portion of its rights and obligations under this Agreement provided that the terms of sale satisfy the following requirements:

(i) Such Bank’s obligations under this Agreement shall remain unchanged.

(ii) Such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations.

(iii) Such Bank shall remain the holder of any Notes issued to it for the purpose of this Agreement.

(iv) Such participations shall be in a minimum amount of $3,500,000.00; provided, however, that no such minimum amount shall apply between any Bank and its Affiliates.

(v) Borrower, Agent, and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement and with regard to Loans and payments to be made under this Agreement. Participation agreements between a Bank and its participants may, however, provide that such Bank will obtain the approval of such participant prior to such Bank agreeing to any amendment or waiver of any provisions of this Agreement which would require the consent of all of the Banks under Section 11.01 of this Agreement.

The sale of any such participations which require Borrower to file a registration statement with the Securities Exchange Commission or under the securities laws of any state shall not be permitted.

(g) Assignments to Affiliates. Notwithstanding anything in Section 11.07 to the contrary, any Bank may assign all or any portion of its interest in the Loans to its Affiliate without the acceptance or consent of Agent or Borrower and without payment of any fees.

11.08 Disclosure of Information. The Borrower authorizes the Agent and the Banks to disclose to any participant or assignee of the Banks consented to by the Borrower as provided in Section 11.07 or to any successor of any Bank (each, a “Transferee”) and any prospective Transferee any and all financial and other information in the Agent’s or the Banks’ possession concerning the Borrower which has been delivered to the Agent or the Banks by the Borrower pursuant to this Agreement or the other Loan Documents or which has been received by the

Agent or the Banks in connection with its credit evaluation of the Borrower prior to entering into this Agreement. All such information given to a Transferee shall be treated by such Transferee as confidential and shall not be disclosed by such Transferee to any third party or used for any purpose other than to evaluate the Borrower.

11.09 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Any party to this Agreement may execute the same and return the executed page(s) to Agent by facsimile transmission, and said facsimile signature shall be binding on and enforceable against such party in the same manner as if said signature were an original. Any party executing this Agreement by facsimile shall promptly thereafter provide Agent with original signature pages.

11.10 Governing Law.

(a) General. This Agreement is a contract made under, and shall be governed by and construed in accordance with, the laws of the State of Kansas applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State. The Borrower further agrees that any legal action or proceeding with respect to this Agreement or any other Loan Document or the transactions contemplated hereby may be brought in any state court of the State of Kansas sitting in Johnson County, Kansas or in any federal court of the United States of America sitting in the Eastern District of Kansas, and the Borrower hereby submits to and accepts generally and unconditionally the jurisdiction of those courts with respect to its person and property.

(b) Suit in Other Jurisdictions. Nothing in Section 11.10(a) shall affect the right of the Agent or the Banks to serve legal process in any other manner permitted by law or affect the right of the Agent or the Banks to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdictions.

(c) Immunity. To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any service of process (whether from service or notice, or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement, the Notes and the other Loan Documents.

11.11 Table of Contents and Headings. The table of contents and the headings of the various Articles, Sections and paragraphs hereof are for the convenience of reference only and shall in no way modify any of the terms or provisions hereof.

11.12 Construction of Certain Provisions. If any provision of this Agreement refers to any action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person, whether or not expressly specified in such provision.

11.13 Integration and Severability. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Borrower, the Agent and the Banks, and supersede all prior agreements and understandings relating to the subject matter hereof. In case any one or more of the obligations of the Borrower under this Agreement or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrower under this Agreement or any other Loan Document in any other jurisdiction.

11.14 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default or any event or condition which with notice or lapse of time, or both, could become such a Default or an Event of Default if such action is taken or such condition exists.

11.15 Interest Rate Limitation. Notwithstanding any provisions of this Agreement or any other Loan Document, in no event shall the amount of interest paid or agreed to be paid by the Borrower exceeds an amount computed at the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Agreement or any other Loan Document at the time performance of such provision shall be due, shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if for any reason whatsoever the Banks shall ever receive as interest an amount which would be deemed unlawful under such applicable law such interest shall be automatically applied to the payment of principal of the Loans outstanding hereunder (whether or not then due and payable) and not to the payment of interest, or shall be refunded to the Borrower if such principal and all other Obligations of the Borrower to the Banks have been paid in full.

11.16 Limitation of Liability. Neither the Agent, the Banks nor any of their Affiliates, directors, officers, agents, attorneys or employees shall be liable to the Borrower or any of the Borrower’s Affiliates for any action taken, or omitted to be taken, by it or them or any of them under this Agreement or any other Loan Document or in connection herewith or therewith, except that no person shall be relieved of any liability imposed by law for gross negligence or willful misconduct. No claim may be made by the Borrower or any of the Borrower’s Affiliates against the Agent, the Banks, or any of their Affiliates, directors, officers, agents, attorneys or employees, for any special, indirect or consequential damages in respect of any breach or wrongful conduct (whether the claim is based on contract or tort or duty imposed by law) arising out of or related to this Agreement or any other Loan Document, or the transactions contemplated hereby or thereby, or any act, omission or event occurring in connection herewith or therewith, other than reasonable attorneys’ fees and costs incurred in connection with the enforcement by the Borrower or any of the Borrower’s Affiliates of their rights under this Agreement. The Borrower, on their own behalf and on behalf of its Affiliates, hereby waives, releases and agrees not to sue upon any claim for any such damages, other than reasonable attorneys’ fees and costs as aforesaid, whether or not accrued, and whether or not known or suspected to exist in their favor.

11.17 Electronic Communication. Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent, provided that the foregoing shall not apply to notices to any Bank pursuant to Article II if such Bank has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed recipient by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

11.18 USA Patriot Act Notice. Each Bank that is subject to the Act (as hereinafter defined) and Agent (for itself and not on behalf of any Bank) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”)), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Agent, as applicable, to identify Borrower in accordance with the Act.

11.19 WAIVER OF JURY TRIAL. THE AGENT, THE BANKS AND THE BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THEM. NEITHER THE AGENT, THE BANKS NOR THE BORROWER SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE AGENT, THE BANKS OR THE BORROWER EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

11.20 NO ORAL AGREEMENTS. THIS IS THE FINAL EXPRESSION OF THE CREDIT AGREEMENT BETWEEN THE BORROWER, THE AGENT AND THE BANKS AND SUCH WRITTEN CREDIT AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR ORAL AGREEMENT OR OF A CONTEMPORANEOUS ORAL CREDIT AGREEMENT BETWEEN THE BORROWER, THE AGENT AND BANKS.

ANY ADDITIONAL NON-STANDARD TERMS OF THE CREDIT AGREEMENT AND THE REDUCTION TO WRITING OF ANY PREVIOUS ORAL CREDIT AGREEMENT BETWEEN THE BORROWER, THE AGENT AND BANKS IS SET FORTH IN THE SPACE BELOW:

NONE

BORROWER, THE AGENT AND BANKS AFFIRM THAT NO UNWRITTEN ORAL CREDIT AGREEMENT BETWEEN THEM EXISTS.

Please initial

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of this 18th day of January, 2006, which shall be the date inserted by the Agent when the Agent has received counterparts of this Agreement executed by each of the parties hereto, notwithstanding the date first above written or the date this Agreement is executed by any of the parties hereto on the following signature pages.

BORROWER:

Address for Notices:	QC HOLDINGS, INC.,
a Kansas corporation
9401 Indian Creek Parkway,
Suite 1500
Overland Park, KS 66210 Attn: a Kansas corporation Telephone: (913) 234-5100 Telecopy: (913) 234-5500	By:	/s/ Douglas E. Nickerson
Douglas E. Nickerson
Chief Financial Officer

AGENT:

Address for Notice:	U.S. BANK NATIONAL ASSOCIATION

9900 West 87th West Street Overland Park, Kansas 66213 Attn: Tim Petty Telephone: (913) 652-5148 Telecopy: (913) 652-5111	By:	/s/ Timothy Petty
Timothy Petty
Senior Vice President

BANKS:

U.S. BANK NATIONAL ASSOCIATION
Address for Notices:

9900 West 87th Street Overland Park, KS 66213 Attn: Tim Petty Telephone: (913) 652-5148 Telecopy: (913) 652-5111	By:	/s/ Timothy Petty
Timothy Petty
Senior Vice President

Address for Notices:	BANK MIDWEST, N.A.

1100 Main Street, Suite 350 Kansas City, MO 64105 Attn: Damon Stelting Telephone: (816) 412-6074 Telecopy: (816) 472-6123	By:	/s/ Damon Stelting
Damon Stelting
Vice President

Address for Notices:	ENTERPRISE BANK & TRUST

P.O. Box 25250 Shawnee Mission, KS 66225-5250 Attn: Bret Rolig Telephone: (913) 234-6445 Telecopy: (913) 663-3948	By:	/s/ Bret Rolig
Bret Rolig
Vice President

Address for Notices:	BANK OF OKLAHOMA, N.A.

One Williams Center, 8th Floor Tulsa, OK 74172 Attn: Chris Amburgy Telephone: (918) 588-6006 Telecopy: (918) 280-3368	By:	/s/ Chris Amburgy
Chris Amburgy
Vice President

Address for Notices:	NATIONAL CITY BANK

155 East Broad Street Columbus, OH 43251 Attn: Michael Durbin Telephone: (614) 463-8844 Telecopy: (614) 463-8572	By:	/s/ Michael Durbin
Michael Durbin
Senior Vice President

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